Exhibit 10.16

OFFICE LEASE AGREEMENT

55 CAMBRIDGE PARKWAY

CAMBRIDGE, MA

by and between

55 CAMBRIDGE PARKWAY, LLC,

a Delaware limited liability company, as Landlord

and

Kura Oncology, Inc.,

a Delaware corporation, as Tenant

EXHIBITS:
(A)	PREMISES
(B)	RULES AND REGULATIONS
(C)	PARKING RULES AND REGULATIONS
(D)	TENANT IMPROVEMENTS
(D-1)	CONTRACTOR RULES AND REGULATIONS
(D-2)	ENERGY AND SUSTAINABILITY CONSTRUCTION GUIDELINES AND REQUIREMENTS
(E)	CONFIRMATION OF COMMENCEMENT DATE
(F)	MOISTURE AND MOLD CONTROL INSTRUCTIONS
(G)	LANDLORD’S SERVICES

OFFICE LEASE AGREEMENT

55 Cambridge Parkway, Cambridge, MA

THIS OFFICE LEASE AGREEMENT, dated as of August 1, 2015, is made and entered into by 55 Cambridge Parkway, LLC, a Delaware limited liability company (the “Landlord”) and Kura Oncology, Inc., a Delaware corporation (the “Tenant”). In consideration of the mutual promises and representations set forth in this Lease, Landlord and Tenant agree as follows:

ARTICLE 1. SUMMARY AND DEFINITION OF CERTAIN LEASE PROVISIONS AND EXHIBITS

1.1

The following terms and provisions of this Lease, as modified by other terms and provisions hereof, are included in this Section 1.1 for summary and definitional purposes only. If there is any conflict or inconsistency between any term or provision in this Section 1.1 and any other term or provision of this Lease, the other term or provision of this Lease shall control:

(a)	Landlord:	55 Cambridge Parkway, LLC, a Delaware limited liability company

(b)	Address of Landlord for Notices:

		c/o Cushman and Wakefield of Massachusetts	With a copy to:	Invesco Real Estate 1166 Avenue of the Americas
		55 Cambridge Parkway		New York, NY 10036
		Cambridge, MA 02142		Attention:	Asset Manager
		Attention: Baron Hartley			55 Cambridge Parkway
		Telephone: (617) 494-9197			Cambridge, MA 02142
		Telecopy: (617) 494-5459		Telephone:	(212) 278-9224
				Telecopy:	(212) 278-9624

(c)	Tenant:	Kura Oncology, Inc., a Delaware corporation

(d)	Address of Tenant for Notices:	Prior to Commencement Date:		After Commencement Date:

		11119 N. Torrey Pines Road, Suite 125		11119 N. Torrey Pines Road, Suite 125
		La Jolla, CA 92037		La Jolla, CA 92037
		Attn: Troy Wilson, President and CEO		Attn: Troy Wilson, President and CEO

(e)

Lease Term: A period commencing on the date on which Landlord delivers the Premises to Tenant with the Tenant Improvements (as hereinafter defined) substantially complete (the “Commencement Date”), and expiring on the last day of Lease Year 5 (as defined below in Section 1.1(h). The “Scheduled Commencement Date” is August 1, 2015.

(f)	Building: The office building located at 55 Cambridge Parkway, Cambridge, MA (the “Building”).

(g)	Premises: That portion of the first (1st) floor of the East Wing of the Building, as shown on Exhibit A, consisting of approximately 3,677 Rentable Square Feet.

(h)	Minimum Annual Rent:

Lease Year 1: $257,390.00 per annum ($21,449.17 per month)
Lease Year 2: $261,067.00 per annum ($21,755.58 per month)
Lease Year 3: $264,744.00 per annum ($22,062.00 per month)
Lease Year 4: $268,421.00 per annum ($22,368.42 per month)
Lease Year 5: $272,098.00 per annum ($22,674.83 per month)

As used above, the term “Lease Year” shall mean the one year period beginning on the Commencement Date and each consecutive one-year period thereafter, except that if the Commencement Date shall not occur on the first day of a calendar month, then Lease Year 1 shall also include the partial calendar month during which the first (1st) anniversary occurs (i.e., the period of such calendar month after such first anniversary). The monthly component of Minimum Annual Rent shall be referred to herein as “Minimum Monthly Rent”.

(i)	Tenant’s Base Operating Share: (see Article 5).

(j)	Tenant’s Base Tax Share: (see Article 5).

(k)	Expense Stop: An amount equal to the Operating Costs for the calendar year ending December 31, 2015 divided by the Rentable Square Footage of the Building.

(l)	Tax Stop. An amount equal to the Taxes for the tax fiscal year ending June 30, 2016 divided by the Rentable Square Footage of the Building.

(m)	Security Deposit: A Security Deposit of $44,124.00 is required and shall be deposited with Landlord at the time the Lease is signed by Tenant.

(n)	Parking: (see Article 6.)

(o)

Building Hours: 8 a.m. to 6 p.m. Monday through Friday; 8 a.m. to 1 p.m. Saturday. Closed Sundays and all legal holidays. Subject to Landlord’s after hours security procedures, repair situations, and subject to events beyond Landlord’s reasonable control, Tenant shall have the right to access the Premises on a 24-hour, 7-day a week basis.

(p)	Sustainability Initiative: (see Section 14.4).

1.2	The following exhibits (the “Exhibits”) and addenda are attached hereto and incorporated herein by this reference:

Exhibit A	Premises
Exhibit B	Rules and Regulations
Exhibit C	Parking Rules and Regulations
Exhibit D	Tenant Improvements
Exhibit D-1	Contractor Rules and Regulations
Exhibit D-2	Energy and Sustainability Construction Guidelines and Requirements
Exhibit E	Continuation of Commencement Date
Exhibit F	Moisture and Mold Control Instructions
Exhibit G	Landlord’s Services

The Office Lease Agreement and the Exhibits are collectively referred to herein as the “Lease.”

ARTICLE 2. PREMISES/RIGHT TO USE COMMON AREAS

2.1

Landlord leases to Tenant and Tenant leases from Landlord the Premises, for and subject to the terms and provisions set forth in this Lease. This Lease is subject to all liens, encumbrances, parking and access easements, restrictions, covenants, and all other matters of record, the Rules and Regulations described in Article 14 and the Parking Rules and Regulations described in Article 6. Tenant and Tenant’s agents, contractors, customers, directors, employees, invitees, officers, and patrons (collectively, the “Tenant’s Permitees”) have a non-exclusive privilege and license, during the Lease Term, to use the non-restricted Common Areas in common with all other authorized users thereof.

2.2	For purposes of this Lease, the following terms have the definitions set forth below:

(a)	“Automobile Parking Areas” means parking garage under the Building. Automobile Parking Areas are Common Areas, but certain parking areas are restricted. (See Parking Rules & Regulations).

(b)

“Common Areas” means those areas within the Building and Land not leased to any tenant and which are intended by Landlord to be available for the use, benefit, and enjoyment of all occupants of the Building.

(c)

“Interior Common Facilities” means lobbies, corridors, hallways, elevator foyers, restrooms, mail rooms, mechanical and electrical rooms, janitor closets, and other similar facilities used by tenants or for the benefit of tenants on a non-exclusive basis. Access to certain Interior Common Facilities is restricted.

(d)	“Project” means the building and land located at 55 Cambridge Parkway, Cambridge, MA.

(e)

“Load Factor” means the quotient of the Rentable Square Footage of the Building divided by the aggregate Usable Square Footage of all premises and occupiable space in the Building, and is subject to change from time to time.

(f)

“Rentable Square Footage” means (1) with respect to the Building, the sum of the total area of all floors in the Building (including Interior Common Facilities but excluding stairs, elevator shafts, vertical shafts, parking areas and exterior balconies), computed by measuring to the exterior surface of permanent outside walls; and (2) with respect to the Premises, the Usable Square Footage of the Premises multiplied by the Load Factor.

(g)

“Usable Square Footage” means the area of the Premises (or other space occupiable by tenants as the case may be) computed by measuring to the exterior surface of permanent outside walls, to the midpoint of corridor and demising walls and to the Tenant side of permanent interior walls and Interior Common Facilities walls (other than corridor walls).

ARTICLE 3. TERM

The term of this Lease and the Commencement Date shall be as specified in Section 1.1. Landlord shall deliver the Premises with the Tenant Improvements set forth on Exhibit D (the “Tenant Improvements”) substantially complete on the Commencement Date. Landlord shall use commercially reasonable efforts to cause the Commencement Date to occur on the Scheduled Commencement Date. If there are delays, which delays are not caused by Tenant, and the Premises are not substantially complete enough that Tenant can reasonably take occupancy of the Premises on or before the Scheduled Commencement Date, Landlord shall not be deemed in default of the Lease, and the parties agree to amend the Commencement Date and Rent (as defined herein) schedule, accordingly. If the Premises are not substantially complete enough that Tenant can reasonably take occupancy of them within 120 days after the Scheduled Commencement Date, Tenant’s sole remedies shall be to either enter into a mutually acceptable revision of the appropriate terms of the Lease with Landlord, or to cancel the Lease with ten (10) days written notice to Landlord. Notwithstanding the foregoing, if said delays are caused by Tenant, then the Lease, and all of the obligations therein, shall commence on the Scheduled Commencement Date. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming: (1) the Commencement Date (as defined in the Basic Lease Information) and the expiration date of the initial Term (as defined in the Basic Lease Information); (2) that Tenant has accepted the Premises; and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such document (or contest the accuracy thereof in writing) within ten (10) days of receipt thereof from Landlord shall be deemed to constitute Tenant’s agreement to the contents of such document. Occupancy of the Premises by Tenant prior to the Commencement Date (“Early Occupancy”) shall be subject to all of the provisions of this Lease, including the payment of Minimum Monthly Rent prorated on a per diem basis for each day of Early Occupancy.

ARTICLE 4. MINIMUM MONTHLY RENT

Tenant shall pay to Landlord, without deduction, setoff, prior notice, or demand, except as otherwise expressly provided in this Lease, the Minimum Monthly Rent, payable in advance on the first day of each calendar month during the Lease Term. If the Commencement Date occurs on a date other than the first day of a calendar month, the Minimum Monthly Rent for that month shall be prorated on a per diem basis and be paid to Landlord on or before the Commencement Date.

ARTICLE 5. ADDITIONAL RENT/EXPENSE STOP/TAX STOP

Tenant shall pay as additional rent each year the amount, if any, by which the Tenant’s Share of Operating Costs during each Operating Year of the Lease Term (or portion thereof) exceeds the Base Operating Share. For purposes of this Lease, “Base Operating Share” means an amount equal to the product of the Rentable Square Footage of the Premises multiplied by the Expense Stop, and “Tenant’s Share of Operating Costs” means an amount equal to the product of the Rentable Square Footage of the Premises multiplied by the actual per square foot Operating Costs for the Project during the applicable Operating Year of the Lease Term. If the Lease Term begins or ends anytime other than the first or last day of an Operating Year, Operating Costs and the Tenant’s Share of Operating Costs thereof shall be prorated. Prior to the end of each Operating Year, Landlord shall provide Tenant with a written statement of Landlord’s estimate of Operating Costs and Tenant’s Estimated Share of Operating Costs for the next succeeding Operating Year. If the Estimated Share of Operating Costs exceeds the Base Operating Share, Tenant shall pay Landlord, concurrently with each payment of the Minimum Monthly Rent for the next Operating Year, an amount equal to one-twelfth (1/12) of the amount by which the Estimated Share of Operating Costs exceeds the Base Operating Share. Landlord may, at any time, revise the Estimated Share of Operating Costs and adjust the required monthly payment accordingly. Within ninety (90) days after the end of each Operating Year, or as soon thereafter as reasonably possible, Landlord shall provide Tenant with a statement showing Landlord’s actual Operating Costs and Tenant’s Share of the actual Operating Costs for the preceding Operating Year (the “Actual Share”). If the Actual Share exceeds the Estimated Share paid by Tenant during that Operating Year, Tenant shall pay the excess at the time the next succeeding payment of Minimum Monthly Rent is payable (or within thirty (30) days of delivery of Landlord’s statement if the Lease Term has expired or been terminated). If the Actual Share is less than the Estimated Share of Operating Costs paid by Tenant, Landlord shall apply such excess to payments next falling due under this paragraph (or, at Tenant’s option, refund the same to Tenant within thirty (30) days of delivery of Landlord’s statement or credit amounts due from Tenant if the Lease Term has expired or been terminated). In the event the Building is not fully occupied during any Operating Year, including calendar year 2015, an adjustment shall be made by Landlord in calculating the Operating Costs for such Operating Year so that the Operating Costs shall be adjusted to the amount that would have been incurred had the Building been fully occupied during such Operating Year. For purposes of this Lease (a) “Operating Costs” means and includes all costs of management, maintenance, and operation of the Project not attributable to any other tenant, including but not limited to the costs of cleaning, repairs, utilities, air conditioning, heating, plumbing, elevator, parking, landscaping, insurance, and all other costs which can properly be considered operating expenses but excluding costs of property additions, alterations for tenants, leasing commissions, advertising, income taxes and administrative costs not specifically incurred in the management, maintenance and operation of the Project; and (b) “Operating Year” means a year beginning January 1 and ending December 3l. Tenants with leases expiring or terminating prior to the end of the Operating Year shall be responsible for their portion of Operating Costs above the Base Operating Share based on Landlord’s estimate of Operating Costs.

If, during any Operating Year of the Term after the Operating Year in which the Base Operating Share is calculated (“Base Year”), a line item category for Operating Costs that was not included in the Base Year is included (a “New Line Item”), Operating Costs for the Base Year shall be increased by an amount that would have been payable for such New Line Item in the Base Year had such New Line Item been included in the Base Year, as reasonably determined by Landlord (and, in the event that the New Line Item is initially incurred for only a partial calendar year, the cost of such New Line item shall be grossed up to represent a full calendar year for both the Base Year and the Operating Year in which the New Line Item first is incurred).

Notwithstanding anything to the contrary contained herein, the following are excluded from Operating Costs:

(a)	Any expenses for which Landlord has received actual reimbursement (other than through payments by tenants of Operating Costs).

(b)	Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

(c)	Costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, legal fees in negotiating and preparing lease documents.

(d)	Any “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant leaseable space in the Building, except in connection with general maintenance and repairs provided to the tenants of the Building in general.

(e)	The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant or which are billed to Tenant or tenants as a separate charge, and not through Operating Costs (such as after-hours HVAC charges, or costs of electricity consumed within tenant space).

(f)	Advertising and promotional expenditures.

(g)	Fines or penalties incurred as a result and to the extent of a violation by Landlord of any applicable laws or failure to pay taxes or other charges when due.

(h)	Any fines, penalties or interest resulting from the willful misconduct of Landlord.

(i)	Any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing as of the date of this Lease in or about the Building, Common Areas or Project, other than de minimis, non-reportable releases.

(j)	Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources (or would have been reimbursed, had Landlord carried the insurance required by this Lease).

(k)	All bad debt loss, rent loss, or reserves for bad debt or rent loss.

(l)	Landlord’s charitable and political contributions.

(m)	All costs of purchasing or leasing sculptures, paintings or other works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building).

(n)	Depreciation; principal payments of mortgage and other non-operating debts of Landlord, except to the extent incurred for includable capital expenditures as noted below.

(o)	Ground lease rental.

(p)	All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses.

(q)	Salaries or fringe benefits of (i) employees above the grade of general manager, and (ii) employees whose time is not spent directly and solely in the operation of the Project, provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee may be proportionately included in Operating Costs based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building.

(r)	Capital expenditures, other than as set forth below.

Operating Costs shall include costs for improvements made to the Project which, although capital in nature, are (i) intended to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof, as well as (ii) capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, as well as (iii) capital improvements made to improve the health, safety and welfare of the Building and its occupants, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion.

Tenant shall also pay as additional rent each year the amount, if any, by which the Tenant’s Share of Taxes during each Operating Year of the Lease Term (or portion thereof) exceeds the Base Tax Share. For purposes of this Lease, “Base Tax Share” means an amount equal to the product of the Rentable Square Footage of the Premises multiplied by the Tax Stop, and “Tenant’s Share of Taxes” means an amount equal to the product of the Rentable Square Footage of the Premises multiplied by the actual per square foot Taxes during the applicable Operating Year of the Lease Term. If the Lease Term begins or ends anytime other than the first or last day of an Operating Year, Taxes and the Tenant’s Share of Taxes shall be prorated. Prior to the end of each Operating Year, Landlord shall provide Tenant with a written statement of Landlord’s estimate of Taxes and Tenant’s Estimated Share of Taxes for the next succeeding Operating Year. If the Estimated Share of Taxes exceeds the Base Tax Share, Tenant shall pay Landlord, concurrently with each payment of the Minimum Monthly Rent for the next Operating Year, an amount equal to one-twelfth (1/12) of the amount by which the Estimated Share of Taxes exceeds the Base Tax Share. Landlord may, at any time, revise the Estimated Share of Taxes and adjust the required monthly payment accordingly. Within ninety (90) days after the end of each Operating Year, or as soon thereafter as reasonably possible, Landlord shall provide Tenant with a statement showing Landlord’s actual Taxes and Tenant’s Share of the actual Taxes for the preceding Operating Year (the “Actual Tax Share”). If the Actual Tax Share exceeds the Estimated Share of Taxes paid by Tenant during that Operating Year, Tenant shall pay the excess at the time the next succeeding payment of Minimum Monthly Rent is payable (or within thirty (30) days of delivery of Landlord’s statement if the Lease Term has expired or been terminated). If the Actual Tax Share is less than the Estimated Share of Taxes paid by Tenant, Landlord shall apply such excess to payments next falling due under this Article (or refund the same to Tenant within thirty (30) days of delivery of Landlord’s statement or credit amounts due from Tenant if the Lease Term has expired or been terminated). Taxes means all real estate taxes and assessments (including, without limitation, assessments for public improvements or benefits and water and sewer use charges), and other charges or fees in the nature of taxes for municipal services which at any time during or in respect of the Lease Term may be assessed, levied, confirmed or imposed on or in respect of, or be a lien upon, the Project, or any part thereof, or any rent therefrom or any estate, right, or interest therein, or any occupancy, use, or possession of such property or any part thereof, and ad valorem taxes for any personal property used in connection with the Project. Without limiting the foregoing, Taxes shall also include any payments made by Landlord in lieu of taxes and all business improvement district payments. Landlord agrees that Tenant’s share of any special assessment shall be determined (whether or not Landlord avails itself of the privilege so to do) as if Landlord had elected to pay the same in installments over the longest period of time permitted by applicable law and Tenant shall be responsible only for those installments (including interest accruing and payable thereon) or parts of installment that are attributable to periods within the Lease Term.

Taxes shall not include any franchise, or estate, inheritance or net income tax, or documentary transfer tax imposed upon any transfer by Landlord of its interest in this Lease, any federal and state income taxes or other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Project), or fines, default interest and penalties.

ARTICLE 6. PARKING

Tenant shall have the right to use five (5) parking spaces in the Automobile Parking Areas on an unreserved, unassigned basis, in common with other tenants of the Building. Tenant shall pay to Landlord each month with the payment of Base Rent the then monthly parking charge (currently $250 per space per month) set by Landlord for parking by tenants in the Building, regardless of whether Tenant or any invitees, employees or contractors of Tenant actually use such spaces, for each of the five (5) parking spaces (the “Parking Charges”). Such rate shall be subject to change by Landlord during the Lease Term; provided that the monthly parking charge under this Lease shall be consistent with the rate that Landlord generally charges for parking by tenants in the Building. Tenant shall be responsible for causing its visitors to park only in spaces or areas marked “Visitor parking” and Tenant and its employees shall not park in spaces or areas marked “Visitor-Parking” or “No parking”. Landlord reserves the right to tow any cars parked in “Visitor Parking” or “No Parking” areas at the sole expense of the owner of the improperly parked car. Landlord reserves the right to designate reserved parking spaces for the Building’s tenants. Nothing contained herein shall be deemed to create liability upon Landlord for any damage to motor vehicles of Tenant’s Permittees, or from loss of property from within such motor vehicles while parked in the Automobile Parking Areas. Landlord has the right to enforce against all users of the Automobile Parking Areas the rules and regulations set forth on Exhibit C (the “Parking Rules and Regulations”), as the same may be amended (in a nondiscriminatory manner) by Landlord from time to time.

ARTICLE 7. RENT TAX AND PERSONAL PROPERTY TAXES

Tenant shall pay to Landlord, in addition to, and within thirty (30) days following receipt of Landlord’s written demand therefor, a sum equal to the aggregate of any municipal, county, state, or federal excise, sales, use, or transaction privilege taxes (but excluding income taxes) now or hereafter legally levied or imposed against, or on account of, any amounts payable under this Lease by Tenant or the receipt thereof by Landlord (collectively, “Rent Tax”). Tenant shall pay, prior to delinquency, all taxes levied upon fixtures, furnishings, equipment, and personal property placed on the Premises by Tenant.

ARTICLE 8. PAYMENT OF RENT/LATE CHARGES/INTEREST ON PAST-DUE OBLIGATIONS

Tenant shall pay the rent and all other charges specified in this Lease to Landlord at the address set forth on Section 1.1 of this Lease, or to another person and at another address as Landlord from time to time designates in writing. All monetary obligations of Tenant, including Minimum Monthly Rent, additional rent, or other charges payable by Tenant to Landlord under the terms of this Lease shall be deemed “Rent”, and any Rent not received within ten (10) days after the due date (the “Delinquency Date”) thereof shall automatically (and without notice) incur a late charge of five percent (5%) of the delinquent amount. Except as otherwise provided herein, any Rent due to Landlord not paid when due shall bear interest, from the date due, at the lesser of ten percent (10%) per annum or the maximum rate then allowable by law or judgments. Any such late charge and interest shall be payable as additional rent under this Lease, shall not be considered a waiver by Landlord of any default by Tenant hereunder, and shall be payable immediately on demand; provided, however, that interest shall not be payable on late charges incurred by Tenant.

ARTICLE 9. SECURITY DEPOSIT

Tenant shall, upon execution of this Lease, deposit with Landlord the Security Deposit, as security for the performance of terms and provisions of this Lease by Tenant, which shall be returned to Tenant within the time period required by law if it has discharged its obligations to Landlord in full. No interest shall accrue on the Security Deposit, and same shall not be held in a segregated account, unless required by applicable law. The Security Deposit shall not be used to pay the last month’s lease payment.

ARTICLE 10. CONSTRUCTION OF THE PREMISES

Landlord shall deliver the Premises in its “as is” condition on die Commencement Date, without any obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant’s occupancy or to provide arty allowances therefor, except that Landlord, at Landlord’s sole cost, shall perform the Tenant Improvements described on Exhibit D. Prior to the Commencement Date, any work performed by Tenant or any fixtures or personal property moved onto the Premises shall be at Tenant’s own risk, Tenant’s entry onto the Premises shall be subject to all provisions of the Lease (other than the payment of Minimum Monthly Rent and additional rent) and neither Landlord nor Landlord’s agents or contractors shall be responsible to Tenant for damage or destruction of Tenant’s property. Notwithstanding anything to the contrary contained herein, Landlord covenants that all HVAC, electrical and plumbing systems directly serving the Premises will be in good working order as of the Commencement Date.

ARTICLE 11. ALTERATIONS

After completion of Landlord’s construction obligations under Article 10, Tenant shall not make or cause to be made any further additions, alterations, improvements, Utility Installations or repairs in, on or about the Premises, the Building or the Project without the prior written consent of Landlord. As used in this Article, the term “Utility Installation” shall mean carpeting, window and wall coverings, power panels, electrical distribution systems, lighting fixtures, air conditioning, plumbing, and telephone and telecommunication wiring and equipment. At the expiration of the term, Landlord may require the removal of any and all of said additions, alterations, improvements or Utility Installations, and the restoration of the Premises, Building and Project to their prior condition, at Tenant’s expense; provided that Landlord shall give notice of the requirement of Tenant to remove any additions, alterations, improvements or Utility Installations, and restore the Premises, Building and Project to their prior condition at the time Tenant requests Landlord’s consent to such additions, alterations, improvements or Utility Installations, but only if Tenant’s request for Landlord’s consent contains the following legend in bold 14 point font in all capitalized letters at the top of any such request for consent: “IF LANDLORD REQUIRES REMOVAL OF ANY OF THE PROPOSED ALTERATIONS DESCRIBED IN THIS REQUEST FOR CONSENT, THEN LANDLORD SHALL NOTIFY TENANT IN WRITING OF ANY SUCH REMOVAL REQUIREMENT AT THE TIME OF LANDLORD’S CONSENT. IF LANDLORD DOES NOT SO NOTIFY TENANT OF ANY REMOVAL REQUIREMENT THEN, LANDLORD SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO REQUIRE REMOVAL OF ANY OF THE PROPOSED ALTERATIONS”. Should Landlord permit Tenant to make its own additions, alterations, improvements or Utility Installations, Tenant may only use such contractor as has been expressly approved by Landlord, and Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Landlord against any liability fur mechanic’s and materialmen’s liens and to insure completion of the work. Should Tenant make any additions, alterations, improvements or Utility Installations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the Lease Term, require that Tenant remove any part or all of the same. All additions, alterations, improvements and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Tenant), which may be made to the Premises by Tenant, including but not limited to, floor coverings, panelings, doors, drapes, built-ins, moldings, sound attenuation, and lighting and telephone or communication systems, conduit, wiring and outlets, shall be made and done in a good and workmanlike manner, in compliance with the Contractor Rules and Regulations set forth in Exhibit D-1 and the Energy and Sustainability Construction Guidelines and Requirements set forth in Exhibit D-2, and of good and sufficient quality and materials and shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal as described above. Provided no Event of Default has occurred, notwithstanding the provisions of this Article, Tenant’s personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or Building or Project, and other than Utility Installations, shall remain the property of Tenant and may be removed by Tenant as provided herein. Tenant shall provide Landlord with as-built plans and specifications for any additions, alterations, improvements or Utility Installations. All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles installed in the Building by Tenant or its contractor shall be (A) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (B) labeled every 3 meters with the Tenant’s name and origination and destination points; (C) installed in accordance with all EIA/TIA standards and the National Electric Code; (D) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may reasonably request. The routing plan shall be available to Landlord and its agents at the Building upon request.

ARTICLE 12. PERSONAL PROPERTY/SURRENDER OF PREMISES

All personal property and trade fixtures located in the Premises shall remain the property of Tenant and may be removed by Tenant not later than the Expiration Date or the earlier termination of the Lease Term. Tenant shall promptly repair, at its own expense, any damage resulting from such removal. All cabinetry, built-in appliances, wall coverings, floor coverings, window coverings, electrical fixtures, plumbing fixtures, conduits, lighting, and other fixtures (other than Tenant’s trade fixtures) that may be placed upon, installed in, or attached to the Premises by Tenant shall, at the termination of this Lease be the property of Landlord unless Landlord requires its removal as set forth in Article 11. At the Expiration Date or upon the earlier termination of the Lease Term, Tenant shall surrender the Premises in good condition, reasonable wear and tear, Casualty and condemnation excepted, and shall deliver all keys to Landlord.

ARTICLE 13. LIENS

Tenant shall keep the Premises, Building, and the Project free from any liens arising out of work performed, material furnished, or obligations incurred due to the actions of Tenant or Tenant’s Permittees or the failure of Tenant to comply with any law. In the event any such lien does attach against the Premises, Building, or Project, and Tenant does not discharge the lien or post bond (which under law would prevent foreclosure or execution under the lien) within ten (10) days after demand by Landlord, such event shall be a default by Tenant under this Lease and, in addition to Landlord’s other rights and remedies, Landlord may take any action necessary to discharge the lien at Tenant’s expense.

ARTICLE 14. USE OF PREMISES/RULES AND REGULATIONS

14.1

Without the prior approval of Landlord, Tenant shall not use the Premises for any use other than for general business office purposes (the “Permitted Use”) and Tenant agrees that it will use the Premises in such manner as to not interfere with or infringe on the rights of other tenants in the Building or Project. Tenant agrees to comply with all applicable laws, ordinances and regulations in connection with its use of the Premises, agrees to keep the Premises in a clean and sanitary condition, and agrees not to perform any act in the Building which would increase any insurance premiums related to the Building or Project or would cause the cancellation of any insurance policies related to the Building or Project. Tenant shall not use, generate, manufacture, store, or dispose of, in, under, or about the Premises, the Building, or the Project or transport to or from the Premises, the Building, or the Project, any Hazardous Materials. For purposes of this Lease, “Hazardous Materials” includes, but is not limited to: (i) flammable, explosive, or radioactive materials, hazardous wastes, toxic substances, or related materials; (ii) all substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous chemical substances or mixtures” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., as amended by Superfund Amendments and Re-authorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (iii) those substances listed in the United States Department of Transportation Table (49 CFR 172.10 and amendments thereto) or by the Environmental Protection Agency (or any successor agent) as hazardous substances (40 CFR Part 302 and amendments thereto); (iv) any material, waste, or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl’s, (D) designated as a “hazardous substance” pursuant to § 311 of the Clean Water Act, 33 U.S.C. S 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to the Clean Water Act (33 U.S.C. § 1317); (E) flammable explosives; or (F) radioactive materials; and (v) all substances defined as “hazardous wastes” in the statutes of the state in which the Premises are located (the “State”). Notwithstanding the foregoing, Tenant may use, without Landlord’s prior approval but in compliance with all applicable laws, supplies for cleaning and maintenance in commercially reasonable amounts required for use in the ordinary course of business, and standard office supplies in commercially reasonable amounts. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for any Hazardous Materials that exist at the Project, Common Areas, Building or the Premises as of the date hereof.

14.2

Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees. Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s Sustainability Initiative or certification of the Building in accordance with the Green Certification, as may be determined by Landlord. Tenant agrees to comply with and cooperate with Landlord’s efforts to comply with energy efficiency, green building and/or carbon reduction laws, including without limitation occupant, water, energy and transportation surveys within the city, country, state or any other jurisdiction.

14.3

Tenant covenants and agrees, at its sole cost arid expense: (i) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) to comply with Landlord’s recycling policy as part of Landlord’s Sustainability Initiative (defined below) where it may be more stringent than applicable Law; (iii) to sort and separate its trash and recycling into such categories as are provided by Law or Landlord’s Sustainability Initiative; (iv) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (v) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by Law, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (vi) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall provide Landlord as reasonably requested and no less than annually with copy of waste manifests for all waste that leaves the Building that is within Tenant’s direct control, including but not limited to off-site paper shredding and electronic waste.

14.4

Tenant acknowledges that Landlord may elect, in Landlord’s sole discretion, to implement energy efficient and environmentally sustainable practices (collectively, the “Sustainability Initiative”) and, in furtherance of same may pursue an environmental sustainability monitoring and certification program such as Energy Star, Green Globes-CIEB, LEED, or similar programs (“Green Certification”). Tenant acknowledges that in order to further its Sustainability Initiative or pursue Green Certification, Landlord may be required to provide information, including a copy of this Lease (redacted if necessary to remove confidential information) and historical and current data regarding energy use, materials, procedures and systems operation within the Project, Building and/or Premises to the Green Building Certification Institute (“GBCI”) or to another certification body or agency, in order to demonstrate compliance with various program requirements. Tenant agrees that throughout the Term of this Lease: (i) Landlord may furnish a copy of this Lease (redacted as necessary) and other information provided from Tenant to Landlord as reasonably necessary to comply with Green Certification requirements; (ii) Tenant shall cooperate in good faith to maintain and provide Landlord with historical and current data regarding energy use, materials, procedures arid systems operation by Tenant or within the Premises as Landlord shall reasonably require in order to meet the Sustainability Initiative, including without limitation documentation Tenant (or its consultant or contractor) has or may submit to obtain a “Green Certification” for the Premises; and (iii) provided that it is at no material cost to Tenant, Tenant shall cooperate with Landlord and comply with the Sustainability standards including, without limitation, all monitoring and data collection, maintenance, access, documentation and reporting requirements set forth therein. Tenant will make available to Landlord, upon Landlord’s request, any information in Tenant’s possession or control concerning matters necessary or desirable in its efforts to obtain or maintain Green Certification. Landlord’s Sustainability Initiative may include, without limitation, matters addressing operations and maintenance, including, without limiting: chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Provided that such compliance is at no material cost to Tenant, Tenant’s construction and maintenance methods and procedures, material purchases, and disposal of waste shall be in compliance with minimum standards and specifications of Landlord’s Sustainability Initiative as Landlord may establish from time to time, in addition to all applicable Laws. Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the South side of the Building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR®

qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and/or purchasing products certified by the U.S. EPA’s Water Sense® program. Before closing and leaving the Premises at any time, Tenant shall use reasonable efforts to turn off all lights, electrical appliances and mechanical equipment that are not otherwise required to remain on. The use of space heaters is prohibited.

ARTICLE 15. RIGHTS RESERVED BY LANDLORD

In addition to all other rights, Landlord has the following rights, exercisable at reasonable times upon reasonable advance notice to Tenant (except in the case of emergencies) and without giving right to any claim for set off or abatement of rent: (a) to decorate and to make repairs, alterations, additions, changes, or improvements in and about the Building during Building Hours (b) to approve the weight, size, and location of heavy objects in and about the Premises and the Building, and to require all such items to be moved into and out of the Building and Premises in such manner as Landlord shall direct in writing; (c) to prohibit the placing of vending machines in or about the Premises without the prior written consent of Landlord; (d) to take all such reasonable measures for the security of the Building and its occupants (provided that Landlord shall have no obligation to provide any such security unless required by law); and (e) to temporarily block off parking spaces for maintenance or construction purposes. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to the Premises or use of the Premises in the conduct the activities described in this Article 15.

ARTICLE 16. QUIET ENJOYMENT

Landlord agrees that, provided that an Event of Default by Tenant has not occurred, Landlord will do nothing that will prevent Tenant from quietly enjoying and occupying the Premises during the Lease Term. Tenant agrees this Lease is subordinate to the Rules and Regulations described in Article 14, and the Parking Rules and Regulations described in Article 6.

ARTICLE 17. MAINTENANCE AND REPAIR

17.1

Landlord shall, subject to reimbursement for Operating Costs, keep and maintain in good repair and working order, subject to reasonable wear and tear: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally, together with air filters provided by Landlord for the HVAC serving the Premises, if any and standard light fixtures provided by Landlord to the Premises, if any; (3) Common Areas; (4) the roof of the Building, (5) exterior windows of the Building; and (6) elevators serving the Building, reasonable wear and tear excepted. Tenant shall give prompt written notice of any required repairs to Landlord and Landlord shall have a reasonable time after receipt by Landlord of such written notice in which to make such repairs. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD SHALL NOT BE LIABLE TO TENANT FOR ANY INTERRUPTION OF TENANT’S BUSINESS OR INCONVENIENCE CAUSED DUE TO ANY WORK PERFORMED IN THE PREMISES OR IN THE PROJECT PURSUANT TO LANDLORD’S RIGHTS AND OBLIGATIONS UNDER THE LEASE. TO THE EXTENT ALLOWED BY LAW, TENANT WAIVES THE RIGHT TO MAKE REPAIRS AT LANDLORD’S EXPENSE. If Landlord would be required to perform any maintenance or make any repairs because of (a) modifications to the roof, walls, foundation, and floor of the Building from that set forth in Landlord’s plans and specifications which are required by Tenant’s design for improvements, alterations and additions; (b) installation of Tenant’s improvements, fixtures, or equipment; (c) a negligent or wrongful act of Tenant or Tenant’s Permittees; or, (d) Tenant’s failure to perform any of Tenant’s obligations under this Lease, Landlord may perform the maintenance or repairs and Tenant shall pay Landlord the cost thereof.

17.2

Tenant agrees to: (a) pay Landlord’s cost of maintenance and repair, including additional janitorial costs of any non-building standard improvements and non-building standard materials and finishes installed by or on behalf of Tenant and (b) repair or replace all ceiling and wall finishes (including painting) and floor or window coverings which require repair or replacement during the Lease Term, at Tenant’s sole cost; (c) at Tenant’s sole cost, maintain and repair interior partitions; doors; electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or Project; supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; phone rooms used exclusively by Tenant; alterations performed by contractors retained by or on behalf of Tenant; and all of Tenant’s furnishings, trade fixtures, equipment and inventory; and (d) Tenant shall adopt and implement the moisture and mold control guidelines set forth on Exhibit F attached hereto.

17.3

Notwithstanding anything in this Lease to the contrary, to the extent the terns and provisions of Article 22 conflict with, or are inconsistent with, the terms and provisions of this Article 17, the terms and provisions of Article 22 shall control. Tenant shall take all reasonable precautions to insure that the Premises are not subjected to excessive wear and tear, i.e. chair pads should be utilized by Tenant to protect carpeting. Tenant shall be responsible for touch-up painting in the Premises throughout the Lease Term.

17.4

All alterations and repairs by Tenant shall be performed only by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, but in no event less than: (i) Commercial General Liability insurance on an occurrence basis in amounts not less than $3,000,000 ($1,000,000 of which may be in excess umbrella coverage) naming Landlord, Landlord’s property management company and Invesco Advisers, Inc. (“lnvesco”) as additional insureds; (ii) workers’ compensation insurance in amounts required by statute; and (iii) Business Automobile Liability insurance on an occurrence basis in amounts not less than $1,000,000. Tenant shall provide Landlord with insurance certificates for such contractors and subcontractors prior to commencement of any work. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable laws. All such work shall be performed in accordance with all laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s structure and the Building’s systems). All such work which may affect the Building’s structure or the Building’s systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord and no such work will be permitted if it would void or reduce the warranty on the roof.

ARTICLE 18. UTILITIES AND JANITORIAL SERVICES

As an Operating Cost (except with respect to separately metered electricity), Landlord agrees to furnish through Landlord’s employees or independent contractors, the Building services listed in Exhibit G. If Tenant shall require electric current, water, heating, cooling, or air which will result in excess consumption of such utilities or services, Tenant shall first obtain the written consent of Landlord to the use thereof. If, in Landlord’s reasonable discretion, Tenant consumes any utilities or services in excess of the normal consumption of such utilities and services for general office use, Tenant agrees to pay Landlord for the cost of such excess consumption of utilities or services, within thirty (30) days following receipt of a statement of such costs from Landlord. Landlord shall have the right to install separate electrical meters, at Landlord’s expense, to measure excess consumption or establish another basis for determining the amount of excess consumption of electrical current. Further, Landlord shall have the right to install electronic HVAC over-time hour meters for Tenant’s convenience. These meters shall be used, in part, by Landlord to determine Tenant’s excess HVAC consumption for purposes of billing Tenant for such excess charges. If Tenant desires

HVAC at a time other than normal Building Hours as defined in Section 1.1 (the “Building Hours”): (i) Tenant shall give Landlord such prior notice as Landlord shall from time to time establish as appropriate of Tenant’s desired use; (ii) Landlord shall supply such after-hours HVAC to Tenant at such hourly costs to Tenant as Landlord shall from time to time establish; and (iii) Tenant shall pay such cost within thirty (30) days after billing. Notwithstanding the foregoing, as an energy conservation measure, Landlord will not run heating and air conditioning equipment serving the Premises on Saturdays unless requested by Tenant (provided that Tenant shall not be charged for such Saturday service unless it is outside of Building Hours). The costs incurred by Landlord in providing HVAC service to Tenant at a time other than Building Hours, shall include the reasonably estimated costs for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service, but without mark-up. Except as otherwise expressly provided herein, Landlord shall not be liable for damages nor shall rent or other charges abate in the event of any failure or interruption of any utility or service supplied to the Premises, Building or Project by a regulated utility or municipality, or any failure of a Building system supplying any such service to the Premises (provided Landlord uses diligent efforts to repair or restore the same) and no such failure or interruption shall entitle Tenant to abate rent or terminate this Lease.

Notwithstanding the foregoing, if (i) an any Essential Services (as said term is hereinafter defined) are unavailable solely as a result of the negligence or willful misconduct of the Landlord (any such unavailability of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than seven (7) consecutive Business Days after notice from Tenant and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises arc materially adversely affected, then all Base Rent and Additional Rent due hereunder with respect to the materially adversely affected portion of the Premises shall be abated for the period beginning immediately following the expiration of such seven (7) business day period and shall continue until the applicable Essential Service is restored to a level that the material, adverse effect is eliminated. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC, electricity, water and sewer.

Landlord shall have the right to install on-site power (i.e., solar or small wind) at the Building or Project. Tenant agrees to cooperate with Landlord in connection with the installation and on-going operation or such on-site power. Tenant shall have no right to any renewable energy credits resulting from on-site renewable energy generation, even if Tenant uses such energy. Landlord may retain or assign such renewable energy credits in Landlord’s sole discretion.

Tenant shall within ten (10) days of request by Landlord provide consumption data in form reasonably required by Landlord: (i) for any utility billed directly to Tenant and any subtenant or licensee; and (ii) for any submetered or separately metered utility supplied to the Premises for which Landlord is not responsible for reading. If Tenant utilizes separate services from those of Landlord, Tenant hereby consents to Landlord obtaining the information directly from such service providers and, upon ten (10) days prior written request, Tenant shall execute and deliver to Landlord and the service providers such written releases as the service providers may request evidencing Tenant’s consent to deliver the data to Landlord. Any information provided hereunder shall be held confidential except for its limited use to evidence compliance with any sustainability standards. A Tenant Party shall not use, nor allow any of its parent, subsidiary or affiliated entities or architects, engineers, or other consultants or advisors to use, any of such consumption data or other information to challenge any sustainability score rating, certification or other approval granted by any third party.

Tenant may not operate a Data Center within the Premises without the express written consent of Landlord. The term “Data Center” shall have the meaning set forth in the U.S. Environmental Protection Agency’s ENERGY STAR® program and is a space specifically designed and equipped to meet the needs of high-density computing equipment, such as server racks, used for data storage and processing. The space will have dedicated, uninterruptible power supplies and cooling systems. Data Center functions may include traditional enterprise services, on-demand enterprise services, high-performance computing, internet facilities and/or hosting facilities. A Data Center does not include space within the Premises utilized as a “server closet” or for a computer training area. In conjunction with the completion and operation of the Data Center approved by Landlord, Tenant shall furnish the following information to Landlord:

(a)

Within ten (10) days of completion, Tenant shall report to Landlord the total gross floor area (in square feet) of the Data Center measured between the principal exterior surfaces of the enclosing fixed walls and including all supporting functions dedicated for use in the Data Center, such as any raised-floor computing space, server rack aisles, storage silos, control console areas, battery rooms, mechanical rooms for cooling equipment, administrative office areas, elevator shafts, stairways, break rooms and restrooms. If Tenant alters or modifies the area of the Data Center approved by Landlord in its sole discretion, Tenant shall furnish an updated report to Landlord on the square footage within ten (10) days following completion of the alterations or modifications.

(b)

Within ten (10) days following the close of each month of operation of the Data Center, monthly IT Energy Readings at the output of the Uninterruptible Power Supply (UPS), measured in total kWh utilized for the preceding month (as opposed to instantaneous power readings).

ARTICLE 19. ENTRY AND INSPECTION

Landlord shall have the right to enter into the Premises at reasonable times, and upon reasonable advance notice to Tenant (except in the case of emergencies), for the purpose of inspecting the Premises and reserves the right, during the last three months of the term of the Lease, to show the Premises at reasonable times to prospective tenants. Landlord shall be permitted to take any action under this Article without causing any abatement of rent or liability to Tenant for any loss of occupation or quiet enjoyment of the Premises, nor shall such action by Landlord be deemed an actual or constructive eviction. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to the Premises or use of the Premises in the conduct the activities described in this Article 19. Notwithstanding the foregoing, Tenant may designate certain areas of the Premises as a “Secured Area” and reserves the right to install door locks or other access control systems as necessary to secure such Secured Area(s), and Landlord agrees not to enter such Secured Area except in the case of an emergency unless it shall have first obtained Tenant’s consent, has a representative of Tenant present, and has signed any confidentiality agreement reasonably required by Tenant; provided, however, that Tenant acknowledges that Landlord will not provide any janitorial services with respect to such Secured Areas.

ARTICLE 20. INSURANCE

20.1

Tenant’s Insurance. All personal property and fixtures belonging to Tenant shall be placed and remain on the Premises at Tenant’s sole risk. Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Lease Term, Tenant shall maintain the following insurance policies:

(a)

Commercial General Liability Insurance in amounts of no less than $5,000,000 per occurrence for bodily injury and property damage, $5,000,000 each person or organization for personal and advertising injury, $5,000,000 general aggregate, and $5,000,000 products and completed operations aggregate covering: (A) premises/operations liability, (B) products/completed operations liability, (C) personal and advertising injury liability, (D) independent contractors liability, and (E) broad form contractual liability.

Such policy shall: (1) be primary and non-contributory to any insurance or self-insurance maintained by Tenant, Landlord, Landlord’s property management company and Invesco with respect to the use and occupancy of the Premises including all operations conducted thereon; (2) include severability of interests or cross liability provisions; (3) be endorsed to add Landlord, Landlord’s property management company, and Invesco Advisers, Inc. as additional insureds using Insurance Services Office (“ISO”) form CG 20 26 1185 or a substitute equivalent form approved in writing by Landlord; (4) include terrorism coverage up to the full per occurrence and aggregate limits available under the policy; and (5) insure other activities that the Landlord reasonably deems necessary, such as insurance for liquor liability. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Tenant may maintain such insurance on a multi-location basis provided that the aggregate limits or sublimits on each policy are dedicated to the Premises and thereby not subject to dilution by claims occurring at other locations.

(b)

Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of $1,000,000 per accident. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Such insurance shall cover Tenant against claims for bodily injury, including death resulting therefrom, and damage to the property of others caused by accident regardless of whether such operations are performed by Tenant, Tenant’s agents, or by any one directly or indirectly employed by any of them. Tenant’s automobile liability insurance shall be endorsed to add Landlord, Landlord’s property management company, and Invesco as additional insureds.

(c)

Commercial Property Insurance covering at full replacement cost value the following property in the Premises: (A) inventory; (B) FF&E (unattached furniture, fixtures, and equipment); (C) alterations, improvements and betterments made by the Tenant including but not necessarily limited to all permanently attached fixtures and equipment; and (D) any other property in which the Tenant retains the risk of loss including electronic data processing equipment, employee personal property or other property owned or leased by Tenant. Such property insurance shall include: (1) coverage against such perils as are commonly included in the special causes of loss form, with no exclusions for wind and hail, vandalism and malicious mischief, and endorsed to add the perils of terrorism; (2) business income coverage providing for the full recovery of loss of rents and continuing expenses on an actual loss sustained basis for a period of not less than 12 months; (3) an “agreed amount” endorsement waiving any coinsurance requirements; and (4) a loss payable endorsement providing that Tenant, Landlord, and Landlord’s mortgagee shall be a loss payee on the policy with regard to the loss of rents coverage. “-Full replacement value,” as used herein, means the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, (and without, an exclusion pertaining to application of), any law or building ordinance regulating repair or construction at the time of loss and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent Tenant from being a co-insurer.

(d)

Builders’ Risk Insurance on an “all risk” form that does not exclude the perils of terrorism covering on a completed value basis all work incorporated in the Building and all materials and equipment in or about the Premises in connection with construction activities where Tenant notifies Landlord of its intent to undertake a substantial rebuild of the existing structure and Landlord determines that such coverage is necessary. Limits and terms to coverage are to be determined by Landlord upon notification by Tenant.

(e)

Workers Compensation Insurance covering statutory benefits in the state where the Premises is located. This policy shall include “other states” insurance, so as to include all states not named on the declarations page of the insurance policy, except for the monopolistic states. Tenant is required to carry this insurance regardless of eligibility for waiver or exemption of coverage under any applicable state statute. Such insurance shall include an employers liability coverage part with limits that shall be not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by disease.

(f)

Such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord. may reasonably require from time to time.

Tenant’s commercial general liability insurance, automobile liability insurance and, all other insurance policies, where such policies permit coverage for Landlord as an additional insured, shall provide primary coverage to Landlord and shall not require contribution by any insurance maintained by Landlord, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance, and where applicable with an additional insured endorsement in form CG 20 26 1185 (or other equivalent form approved in writing by Landlord), and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Tenant at least thirty (30) days before cancellation, non-renewal or a material change of any such insurance policies, and Tenant shall immediately notify Landlord upon receipt of such notice of cancellation, non-renewal or material change. All such insurance policies shall be in form, and issued by companies licensed to do business in the state where the Premises is located, rated by AM Best as having a financial strength rating of “A-” or better and a financial size category of “IX” or greater, or otherwise reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of liability and coverages required of Tenant’s insurance shall not reduce or limit the obligation of the Tenant to indemnify the Landlord as provided in this Lease. All policies required herein shall use occurrence based forms. Any and all of the premiums, deductibles and self-insured retentions associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Tenant. Deductibles or self-insured retentions may not exceed $10,000 without the prior written approval of Landlord.

20.2

Landlord’s Insurance. Throughout the Lease Term, Landlord shall maintain, as a minimum, the following insurance policies: (l) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant, it being agreed that Landlord shall have no obligation to provide insurance for such property), less a commercially-reasonable deductible if Landlord so chooses; and (2) commercial general liability insurance in an amount of not less than $3,000,000 per occurrence for bodily injury and property damage, $3,000,000 each person or organization for personal and advertising injury, $3,000,000 general aggregate, and $3,000,000 products and completed operations aggregate. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Tenant shall pay Tenant’s Share of the cost of all insurance carried by Landlord with respect to the Project. The foregoing insurance policies and any other insurance carried by Landlord shalt be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

ARTICLE 21. DAMAGE AND DESTRUCTION OF PREMISES

21.1

If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall use good faith efforts to deliver to Tenant within sixty (60) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

21.2

If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

21.3

If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; (3) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

21.4

If neither patty elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, other than building standard leasehold improvements Landlord shall not be required to repair or replace any Alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Article 21, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

21.5

If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the substantial completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).

21.6

Notwithstanding anything to the contrary contained herein, if Landlord’s repair/restoration of the Premises and/or Building is not completed within two hundred and seventy (270) days from the commencement of repairs, Tenant may terminate this Lease by written notice to Landlord at any time after the two hundred and seventieth (270th) day, which termination shall be effective upon delivery of such notice of termination.

ARTICLE 22. EMINENT DOMAIN

22.1	If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

22.2

If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

22.3

If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in Section 21.5.

22.4

If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and. other claims it may have.

ARTICLE 23. ASSIGNMENT AND SUBLETTING

Tenant agrees not to assign, mortgage, or pledge this Lease, and shall not sublet the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed if Landlord does not elect to terminate this Lease as provided herein. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s use is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Project and, with respect to an occupant, there is space available in the Project; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; (5) any portion of the Premises or Building would likely become subject to additional or different laws as a consequence of the proposed assignment or subletting or (6) the proposed use or operation in the Premises of the proposed assignee or subtenant may or will cause the Building or any part thereof not to conform with the environmental and green building clauses in this Lease. Tenant shall not be entitled to receive any monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed sublease or assignment and Tenant’s sole remedy shall be an action to enforce any provision through specific performance or declaratory judgment. Any attempted sublease or assignment in violation of this Article shall, at Landlord’s option, be void. Any assignment or subletting hereunder shall not release or discharge Tenant of or from any liability under this Lease, and Tenant shall continue to be fully liable thereunder. As part of its request for Landlord’s consent to a sublease or assignment, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed sublease, assignment and other contractual documents and such other information as Landlord may reasonably request Landlord shall, by written notice to Tenant within thirty (30) days of its receipt of the required information and documentation, either: (1) consent to the sublease or assignment by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the sublease or assignment in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to sublease or assign; provided, however, Landlord’s termination right pursuant to (2) shall not be applicable to (i) an assignment or sublease to a Permitted Transferee (defined below), or (ii) a change of control by Tenant arising in connection with the acquisition of Tenant, public offering of shares in Tenant, public exchange of shares in Tenant, or new equity investments in Tenant. Any such termination shall be effective on the proposed effective date the sublease or assignment for which Tenant requested consent. If Tenant shall assign or sublet the Lease or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act Tenant proposes to do, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including attorneys’, architects’, engineers’ or other consultants’ fees. Consent by Landlord to one assignment, subletting, occupation, or use by another person shall not be deemed to be consent to any subsequent assignment, subletting, occupation, or use by another person. Tenant shall pay fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a sublease or assignment that is excess of the Rent payable to Landlord for the portion of the Premises and Lease Term covered by the sublease or assignment. Tenant shall pay Landlord for Landlord’s share of any excess within thirty (30) days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the sublease or assignment (other than Landlord’s costs and expenses), including brokerage fees, legal fees and construction costs. If Tenant is a corporation, an unincorporated association or a partnership, unless listed on a national stock exchange, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment of this Lease. Tenant agrees to immediately notify Landlord of any change in its ownership. The foregoing shall not apply to the infusion of additional equity capital in Tenant, or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which offering results in Tenant’s stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System.

So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 23, Tenant may assign its entire interest under this Lease, or allow a change in control of Tenant, in each case without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), (b) a successor to Tenant by purchase, merger, consolidation or reorganization, or (c) an entity acquiring all or substantially all ownership interests or the assets of Tenant, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) there is no Tenant Event of Default under this Lease; (ii) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Permitted Transfer (provided that, if prohibited by confidentiality or applicable law in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within ten (10) days after the effective date of the proposed purchase, merger, consolidation or reorganization); (iii) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization, and (vi) Tenant shall continue to be fully liable under this Lease. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.

ARTICLE 24. SALE OF PREMISES BY LANDLORD

In the event of any sale of the Building or the property upon which the Building is located or any assignment of this Lease by Landlord (or a successor in title), the assignee or purchaser shall be deemed, provided that the assignee or purchaser assumes in writing all of Landlord’s obligations hereunder accruing after such assignment or purchase, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease, and shall be substituted as Landlord for all purposes from and after the sale or assignment and Landlord (or such successor) shall automatically be entirely freed and relieved of all liability under any and all of Landlord’s covenants and obligations contained in this Lease or arising out of any act, occurrence, or omission occurring after such sale or assignment.

ARTICLE 25. SUBORDINATION/ATTORNMENT/MODIFICATION/ASSIGNMENT

Tenant’s interest under this Lease is subordinate to all terms of and all liens and interests arising under any ground lease, deed of trust, or mortgage (each, as renewed, modified and/or extended from time to time) now or hereafter placed on the Landlord’s interest in the Premises, the Building, or the Project. Tenant consents to an assignment of Landlord’s interest in this Lease to Landlord’s lender as required under such financing. If the Premises or the Building is sold as a result of a default under the mortgage, or pursuant to a transfer in lieu of foreclosure, Tenant shall, at the mortgagee’s, purchaser’s or ground lessor’s sole election, attorn to the mortgagee or purchaser. This Article is self-operative. However, Tenant agrees to execute and deliver, if Landlord, any deed of trust holder, mortgagee, or purchaser should so request, such further instruments necessary to subordinate this Lease to a lien of any mortgage or deed of trust, to acknowledge the consent to assignment and to affirm the attornment provisions set forth herein. Landlord warrants and represents that, as of the date hereof, no party holds a mortgage on the Building.

ARTICLE 26. LANDLORD’S DEFAULT AND RIGHT TO CURE

Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion.

ARTICLE 27. ESTOPPEL CERTIFICATES

Tenant agrees at any time and from time to time upon request by Landlord, to execute, acknowledge, and deliver to Landlord, within ten (10) business days after demand by Landlord, a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications), (b) the dates to which the Minimum Monthly Rent and other rent and charges have been paid in advance, if any, (c) Tenant’s acceptance and possession of the Premises, (d) the commencement of the Lease Term, (e) the rent provided under the Lease, (f) that Landlord is not in default under this Lease (or if Tenant claims such default, the nature thereof), (g) that Tenant claims no offsets against the rent, and (h) such other information as may be reasonably requested with respect to the provisions of this Lease or the tenancy created by this Lease. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rent has been paid in advance.

ARTICLE 28. TENANT’S DEFAULT AND LANDLORD’S REMEDIES

28.1	Tenant will be in default under the Lease if any of the following occurs, and same shall be deemed an “Event of Default”:

(a)	If Tenant fails to pay the Minimum Monthly Rent or make any other payment required by the Lease within three (3) Business Days after Landlord sends Tenant a written notice or demand for payment.

(b)

If on three or more occasions in any twelve month period Landlord does not receive either Tenant’s regular monthly payment of Minimum Monthly Rent and other regularly recurring charges on or before the First Business Day of the month or any other payment on or before the date it is due.

(c)	If Tenant assigns the Lease or mortgages its interest in the Lease or sublets any part of the Premises without first obtaining Landlord’s written consent, as required by Article 23.

(d)

If Tenant abandons the Premises, or becomes bankrupt or insolvent, or makes any general assignment of all or a substantial part of its property for the benefit of creditors, or if a receiver is appointed to operate Tenant’s business or to take possession of all or a substantial part of Tenant’s property (provided, however, that if a petition for bankruptcy is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceeding, initiated by such petition dismissed within 60 days after the filing thereof).

(e)

If a lien attaches to the Lease or to Tenant’s interest in the Premises, and Tenant fails to post a bond or other security or to have the lien released within ten (10) days of its notification thereof, or if a mortgagee institutes proceedings to foreclose its mortgage against Tenant’s leasehold interest or other property and Tenant fails to have the foreclosure proceedings dismissed within ten (10) calendar days after the entry of any judgment or order declaring the mortgage to be valid and Tenant to be in default on the obligation secured thereby, or directing enforcement of the mortgage.

(f)	If Tenant fails to maintain any of the insurance as required by the Lease.

(g)

If Tenant breaches any other provision of the Lease and fails to cure the breach within thirty (30) days after Landlord sends it written notice of the breach, or if the breach cannot be cured within thirty (30) days, then if Tenant does not proceed with reasonable diligence to cure the breach within such additional time as may be reasonably necessary under the circumstances, not to exceed one hundred fifty (150) days.

28.2	If Tenant is in default, then Landlord may take any one or more of the following actions:

(a)

Terminate this Lease by giving Tenant written notice thereof or by making entry thereon for the express purpose of terminating this Lease, and upon the delivery of such notice or the making of such entry this Lease shall terminate.

(b)

Landlord may re-enter and take possession of all or any part or the Premises without committing a trespass or becoming liable for any loss or damage that may be occasioned thereby. Except if expressly intended by Landlord as described in Section 28.2(a), re-entry and possession of the Premises will not by themselves terminate the Lease.

(c)

If Landlord shall have taken possession of the Premises, Landlord may remove any property. including fixtures, from the Premises and store the same at Tenant’s expense in a warehouse or any other location, or Landlord may lease the property on the Premises pending sale or other disposition. If Landlord leaves the property on the Premises or stores it at another location owned or controlled by Landlord, then Landlord may charge Tenant a reasonable fee for storing and handling the property comparable to what Landlord would have had to pay to a third party for such services. Landlord will not be liable under any circumstance to Tenant or to anyone else for any damage to the property. Landlord may proceed to sell Tenant’s property, which shall be sold in accordance with the laws of the state in which the Premises are located.

(d)

Landlord may collect any rents or other payments that become due from any subtenant, concessionaire or licensee, and may in its own name or in Tenant’s name bring suit for such amounts, and settle any claims therefore, without approving the terms of the sublease or Tenant’s agreement with the concessionaire or licensee and without prejudice to Landlord’s right to terminate the sublease or agreement without cause and remove the subtenant, concessionaire or licensee from the Premises.

(e)

Landlord may relet the Premises at whatever rent and on whatever terms and conditions it deems advisable. The term of any new lease may be shorter or longer than the remaining term or this Lease. In reletting the Premises, Landlord may make any alterations or repairs to the Premises it feels necessary or desirable; may subdivide the Premises into more than one unit and lease each portion separately; may sell Tenant’s improvements, fixtures and other property located on the Premises to the new tenant, or include such improvements, fixtures and property as part of the Premises without additional cost; may advertise the Premises for sale or lease; and may hire brokers or other agents. Tenant will be liable to Landlord for all costs and expenses of the reletting including but not limited to rental concessions to the new tenant, broker’s commissions and tenant improvements, and will remain liable for the

Minimum Monthly Rent and all other charges arising under the Lease, less any income received from the new tenant, unless the Lease is terminated as set forth below.

(f)

Landlord may recover from Tenant all costs and expenses Landlord incurs as a direct or indirect consequence of Tenant’s breach, including the cost of storing and selling Tenant’s property, reletting the Premises, and bringing suit against Tenant for possession or damages. If Landlord made or paid for any improvements to the Premises, or granted Tenant any improvement allowance or credit against the Minimum Monthly Rent or other charges due hereunder for Tenant’s improvements, then Landlord shall also be entitled to recover the unamortized portion of the cost of such improvements or the amount of such allowance or credit, determined by multiplying the total amount of such cost or allowance or credit by a fraction, the denominator of which is the total number of months of the initial Lease Term and the numerator of which is the number of months of the Lease Term remaining at the time of Tenant’s default. Also, if the Lease provides for any months for which no Minimum Monthly Rent or a reduced Minimum Monthly Rent is payable, or for any other rent concession to Tenant, then, upon default, Tenant shall become liable for the full amount of the Minimum Monthly Rent (or other rent concession), plus applicable taxes, for such months, and Landlord shall be entitled to recover as additional rent the amount that would have been payable by Tenant for such months if the Minimum Monthly Rent provided for herein had been payable by Tenant throughout the entire Lease Term. If Landlord does terminate the Lease, then Tenant will remain liable for all sums accrued under the Lease to the date of termination, as well as for all costs and expenses incurred by Landlord and any other damages sustained by Landlord as a consequence of Tenant’s breach. Also Landlord may elect to recover from Tenant the difference between the present value at the date of termination of the Minimum Monthly Rent and other charges that were to have been due under this Lease from such termination date to the end of the Lease Term and the present value as of such termination date of the Minimum Monthly Rent and other charges Landlord could have obtained if Landlord had rented the Premises for the same period at its fair rental value. The present value of the amounts referred to in the preceding sentence shall be computed using a discount rate equal to the prime rate charged by Wells Fargo Bank (or its successor) at the date of termination. Tenant shall be liable to Landlord for any difference between the Minimum Monthly Rent and other charges called for by the Lease and the rent and other charges collected by Landlord from any new tenant. For any month in which Landlord collects less from a successor tenant than is payable under this Lease, Landlord may demand that Tenant immediately make up the difference, and Landlord may bring suit against Tenant if Tenant fails to do so, provided that Landlord shall give Tenant credit for any sums collected by Landlord, if any, from Tenant under the fourth sentence of this paragraph.

(g)

Landlord may sue Tenant for possession of the Premises, for damages for breach of the Lease, and for other appropriate relief, either in the same or in separate actions. Landlord may recover all costs and expenses it incurs in any such suit, including reasonable attorneys’ fees.

(h)

Landlord may exercise any other right or remedy available at law or in equity for breach of contract, damages or other appropriate relief. The rights and remedies described herein are cumulative, and Landlord’s exercise of any one right will not preclude the simultaneous exercise of any other right or remedy.

28.3	Intentionally omitted.

28.4

If Tenant is in arrears in payment of Rent, Tenant waives its right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of any designation or request by Tenant as to the items to which any such payments shall be credited.

28.5

Tenant shall not interpose any counterclaim (other than a compulsory counterclaim) in any summary proceeding commenced by Landlord to recover possession of the Premises and shall not seek to consolidate such proceeding with any action which may have been or will be brought by Tenant or any other person or entity.

ARTICLE 29. RECOURSE

THE LIABILITY OF LANDLORD (AND ITS PARTNERS, SHAREHOLDERS OR MEMBERS) TO TENANT (OR ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER TENANT) FOR ANY DEFAULT BY LANDLORD UNDER THE TERMS OF THIS LEASE OR ANY MATTER RELATING TO OR ARISING OUT OF THE OCCUPANCY OR USE OF THE PREMISES AND/OR OTHER AREAS OF THE BUILDING OR PROJECT SHALL BE LIMITED TO TENANT’S ACTUAL DIRECT, BUT NOT CONSEQUENTIAL (OR OTHER SPECULATIVE), DAMAGES THEREFOR AND SHALL BE RECOVERABLE ONLY FROM THE INTEREST OF LANDLORD IN THE BUILDING, AND LANDLORD (AND ITS PARTNERS, SHAREHOLDERS OR MEMBERS) SHALL NOT BE PERSONALLY LIABLE FOR ANY DEFICIENCY. ADDITIONALLY, TO THE EXTENT ALLOWED BY LAW, TENANT HEREBY WAIVES ANY STATUTORY LIEN IT MAY HAVE AGAINST LANDLORD OR ITS ASSETS, INCLUDING WITHOUT LIMITATION, THE BUILDING.

THE LIABILITY OF TENANT (AND ITS PARTNERS, SHAREHOLDERS OR MEMBERS) TO LANDLORD (OR ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER LANDLORD) FOR ANY DEFAULT BY TENANT UNDER THE TERMS OF THIS LEASE OR ANY MATTER RELATING TO OR ARISING OUT OF THE OCCUPANCY OR USE OF THE PREMISES AND/OR OTHER AREAS OF THE BUILDING OR PROJECT SHALL BE LIMITED TO LANDLORD’S ACTUAL DIRECT, BUT NOT CONSEQUENTIAL (OR OTHER SPECULATIVE), DAMAGES THEREFOR, EXCEPT AS SET FORTH IN ARTICLE 30.

ARTICLE 30. HOLDING OVER

If Tenant holds over after the Expiration Date, or any extension thereof without Landlord’s written consent, (i) Tenant shall be a tenant at sufferance, the Minimum Monthly Rent shall be increased to 150% of the Monthly Minimum Rent at the time the Lease expired, plus any amounts due under Article 5, which shall be payable in advance on the first day of such holdover period and on the first day of each month thereafter, and (ii) if Tenant holds over for more than thirty (30) days, Tenant shall also be liable for any damages that Landlord incurs as a result of such holdover. Notwithstanding the prior sentence, Landlord shall not be prevented from instituting eviction proceedings against Tenant in the event of such holdover.

ARTICLE 31. GENERAL PROVISIONS

31.1	This Lease is construed in accordance with the laws of the State.

31.2	If Tenant is composed of more than one person or entity, then the obligations of such entities or parties are joint and several.

31.3

If any term, condition, covenant, or provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, conditions, covenants, and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

31.4

The various headings and numbers herein and the grouping of the provisions of this Lease into separate articles and sections are for the purpose of convenience only and are not be considered a part hereof.

31.5	Time is of the essence of this Lease.

31.6

Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance, and Tenant’s obligations pursuant to Exhibit D attached hereto), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war (declared or undeclared), acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

31.7

In the event either party initiates legal proceedings or retains an attorney to enforce any right or obligation under this Lease or to obtain relief for the breach of any covenant hereof, the party ultimately prevailing in such proceedings or the non-defaulting party shall be entitled to recover all costs and reasonable attorneys’ fees.

31.8

This Lease, and any Exhibit or Addendum attached hereto, sets forth all the terms, conditions, covenants, provisions, promises, agreements, and undertakings, either oral or written, between the Landlord and Tenant. No subsequent alteration, amendment, change, or addition to this Lease is binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

31.9

Subject to Article 23, the covenants herein contained shall apply to and bind the heirs, successors, executors, personal representatives, legal representatives, administrators, and assigns of all the parties hereto.

31.10

No term, condition, covenant, or provision of this Lease shall be waived except by written waiver of Landlord, and the forbearance or indulgence by Landlord in any regard whatsoever shall not constitute a waiver of the term, condition, covenant, or provision to be performed by Tenant to which the same shall apply, and until complete performance by Tenant of such term, condition, covenant, or provision, Landlord shall be entitled to invoke any remedy available under this Lease or by law despite such forbearance or indulgence. The waiver by Landlord of any breach or term, condition, covenant, or provision hereof shall apply to and be limited to the specific instance involved and shall not be deemed to apply to any other instance or to any subsequent breach of the same or any other term, condition, covenant, or provision hereof. Acceptance of rent by Landlord during a period in which Tenant is in default in any respect other than payment of rent shall not be deemed a waiver of the other default. Any payment made in arrears shall be credited to the oldest amount outstanding and no contrary application will waive this right.

31.11	The use of a singular term in this Lease shall include the plural and the use of the masculine, feminine, or neuter genders shall include all others.

31.12

Landlord’s submission of a copy of this Lease form to any person, including Tenant, shall not be deemed to be an offer to lease or the creation of a lease unless and until this Lease has been fully signed and delivered by Landlord.

31.13

Every term, condition, covenant, and provision of this Lease, having been negotiated in detail and at arm’s length by both parties, shall be construed simply according to its fair meaning and not strictly for or against Landlord or Tenant.

31.14

If the time for the performance of any obligation under this Lease expires on a Saturday, Sunday, or legal holiday, the time for performance shall be extended to the next succeeding day which is not a Saturday, Sunday, or legal holiday.

31.15	Intentionally Omitted.

31.16

Within fifteen (15) days after Landlord’s request, but not more than once per calendar year except in connection with a sale, financing or refinancing of the Building by Landlord, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. The foregoing will not apply in the event Tenant’s financial information is available by public means.

31.17	Tenant represents and warrants as follows:

1.1.1 (i) Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the ‘Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

1.1.2 (ii) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E), above.

1.1.3 (iii) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 31.17.

ARTICLE 32. NOTICES

Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to or on the other, such notice or demand shall be in writing and shall be given or served and shall not be deemed to have been duly given or served unless (a) in writing; (b) either (1) delivered personally, (2) deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage, or (3) sent by overnight express courier (including, without limitation, Federal Express, DHL Worldwide Express, Airborne Express, United States Postal Service Express Mail) with a request that the addressee sign a receipt evidencing delivery; and (c) addressed to the party at its address in Section 1.1. Either party may change such address by written notice to the other. Service of any notice or demand shall be deemed completed forty-eight (48) hours after deposit thereof, if deposited with the United States Postal Service, or upon receipt if delivered by overnight courier or in person.

ARTICLE 33. BROKER’S COMMISSIONS

Landlord is represented by Lincoln Property Company in connection with this Lease and Tenant is represented by Avison Young in connection with this Lease (collectively, the “Brokers”) each of which Brokers Landlord shall pay a commission pursuant to a separate agreement, if the Lease shall be executed and delivered by both parties. Each party represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Lease (excepting commissions or fees to the Brokers). Each party shall indemnify, defend and hold the other harmless for, from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent, other than the Brokers, claiming the same by, through or under the indemnifying party. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

ARTICLE 34. INDEMNIFICATION/WAIVER OF SUBROGATION

34.1

Waiver of Subrogation. Notwithstanding anything to the contrary herein, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant shall each agree to waive any right to recover against the other party (and the other party’s agents, officers, directors and employees) on account of any and all claims it may have against the other party (and the other party’s agents, officers, directors and employees) with respect to the insurance actually maintained, or required to be maintained hereunder, under subparagraphs 20.1(a) through (f) and paragraph 20.2, inclusive, and to the extent proceeds are realized from such insurance coverage that are applied to such claims. Each policy described in this Lease shall contain a waiver of subrogation endorsement that provides that the waiver of any right to recovery shall not invalidate the policy in any way

34.2

Indemnity. Subject to Section 34.1, Tenant shall indemnify, defend and hold harmless Landlord and its property manager, Invesco, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) and all losses and damages (collectively, the “Claims”) arising from: (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) arising from any occurrence in the Premises, the use of the Common Areas by any Tenant Permittee, or the installation, operation, maintenance, repair or removal of any of Tenant’s Off-Premises Equipment; or (2) Tenant’s failure to perform its obligations under this Lease. The indemnities set forth in this Section 34.2 shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or appointment of Minimum Monthly Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Landlord in its sole discretion. The term “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises).

ARTICLE 35. WAIVER OF TRIAL BY JURY

LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE OR THE USE AND OCCUPANCY OF THE PREMISES. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY TENANT, AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD OR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT TENANT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION, AS EVIDENCED BY ITS SIGNATURE BELOW.

ARTICLE 36. SIGNAGE

Landlord shall provide to Tenant a listing on the main Building lobby directory and on any directory located in the elevator common areas on the floor that the Premises are located.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year first above written.

LANDLORD

55 CAMBRIDGE PARKWAY, LLC,
a Delaware limited liability company

By:	Invesco ICRE Massachusetts REIT Holdings, LLC,
Its sole member

	By:	/s/ Duncan Walker
		Name:	Duncan Walker
		Title:	Vice President

Execution Date:	August 1, 2015

TENANT

KURA ONCOLOGY, INC.
a Delaware corporation

By:	/s/ Heidi Henson
Name:	HEIDI HENSON
Title:	CFO

Execution Date:	August 1, 2015

EXHIBIT “A”

PREMISES

LOBBY
STORAGE
WOMEN
MEN
UP
UP
D.6
E
F.1
F.3
5
6
7
8
9
0
8'
16'
24'

FIRST FLOOR, EAST

Cambridge 55 Parkway

SEPTEMBER 6, 2012

PERKINS
+WILL

Invesco

LINCOLN
PROPERTY
COMPANY

A-1

EXHIBIT “B”

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord.

4. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

5. If the Building is multi-tenant, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

6. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

7. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

8. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

9. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

10. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

11. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, other than those used for Tenant’s employees.

12. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

13. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

14. No smoking is allowed anywhere in the Building. Smoking is allowed only in Landlord-designated smoking areas that are at least fifty (50) feet from the Building entry or elevators, public walkways and the Building’s outdoor air intakes, outdoor louvers, or operable windows. Tenant shall not permit its employees, invitees or guests to smoke in the Premises or Building, or anywhere within the foregoing fifty (50) foot area (including without limitation e-cigarettes).

15. Canvassing, soliciting or peddling in or about the Premises or the Property is prohibited and Tenant shall cooperate to prevent same.

B-1

16. The Premises shall not be used for any use that is disreputable or may draw protests.

17. Tenant shall not use or permit space heaters or energy-intensive equipment unnecessary to conduct Tenant’s business without written approval by Landlord. Any space conditioning equipment that is placed in the Premises by Tenant for the purpose of increasing comfort to occupants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

18. Tenant shall operate the Premises in a manner consistent with Landlord’s Sustainability Initiative.

19. Tenant shall not mark, paint, drill into, or in any way deface any part of the Building or Premises. No boring, driving of nails, or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Tenant shall not install any resilient tile or similar floor covering the Premises. The use of cement or other similar adhesive material is expressly prohibited.

20. Tenant shall not waste electricity or water and agrees to cooperate fully with landlord to assure the most effective operation of the Building’s heating and air conditioning. Tenant shall keep corridor doors closed except when being used for access.

21. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.

22. No smoking shall be permitted in any portion of the Building (including the Premises and all common areas within the Building). Landlord may also limit smoking in exterior areas to such location or locations as Landlord may designate from time to time. No sale or distribution of tobacco or tobacco products shall be permitted anywhere in the Building or on the Project or any other facilities operated in connection with the Building or the Project.

23. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties, unless under specific instructions from the office of the Manager of the Building.

24. Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting its request in writing to the office of the Manager of the Building no later than 12:00 p.m. the preceding work day (Monday through Friday) on forms available from the office of the Manager. The request shall clearly state the start and stop hours of the “off-hour” service. Tenant shall submit to the Building Manager a list of personnel authorized to make such request. The Tenant shall be charged for such operation in the form of additional rent; such charges are to be determined by the Landlord.

25. Tenant covenants and agrees that its use of the Premises shall not cause a discharge of more than the gallonage per foot of rentable square feet per day of sanitary (non-industrial) sewage allowed under the sewage discharge permit for the Building. Discharges in excess of that amount, and any discharge of industrial sewage, shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licensees therefor, including without limitation permits from state and local authorities having jurisdiction thereof.

26. Landlord may establish reasonable rules and regulations regarding the use of the roofdeck located on the third floor of the Building, and provide for an orderly and reasonable method for the reservation of such space, which may include, if Landlord so elects, a reasonable charge therefor.

27. Janitorial services shall be provided in accordance with Exhibit G. Tenants shall not cause unnecessary labor by reason of carelessness or indifference in the preservation of good order and cleanliness. The work of the janitor or cleaning personnel shall not be hindered by Tenant and such work may be done at any time when the offices are vacant. The windows, doors and fixtures may be cleaned at any time without interruption of purpose for which the Premises are let. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc. necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service. Boxes should be broken down to fit into containers.

These Building Rules and Regulations are subject to change and are not limited to what is contained herein. Landlord and the building manager reserve the right to implement additional Building Rules and Regulations as may be prudent.

B-2

EXHIBIT “C”

PARKING RULES AND REGULATIONS

The parking rules & regulations are designed to assure our tenants and visitors safe use and enjoyment of the facilities. Please remove or hide any personal items of value from plain sight to avoid temptation leading to vandalism of vehicles. Please exercise added caution when using parking lot at night. Please keep vehicle locked at all times. Please report violations of these rules to the Landlord immediately. Please report any lights out or other possibly dangerous situations to the Landlord as soon as possible.

Restrictions

•	Damage caused by vehicles is the responsibility of vehicle owner.

•	Landlord is not responsible for theft or damage to any vehicle.

•	Landlord is not responsible for water damage from leaks in the garage or any surface parking area.

•	Landlord is not responsible for damage due to height limitations of garage.

•	Vehicles not to exceed 2 miles per hour speed limit in the garage.

•	Vehicles that leak excessive fluids will be required to protect parking surface.

•	Mechanical repairs to vehicles are not permitted on property.

•	Large or oversize vehicles such as motor homes, boats or trailers are not permitted.

•	No parking in fire lanes, loading zones or any other areas not designated as a parking space.

•	Landlord, at Landlord’s sole discretion, may add or modify the parking rules.

•	Landlord reserves the right to relocate the location of reserved spaces from time to time.

•	Rental for reserved spaces shall be paid to Landlord by Tenant along with, and on the same due date as, the Minimum Monthly Rent.

Violations of rules & regulations may result in towing from the Project. Towing from the Project can only be ordered by Landlord or Landlord’s property manager. Charges for towing are to be paid by vehicle owner.

These Parking Rules and Regulations are subject to change and are not limited to what is contained herein. Landlord and the Building manager reserve the right to implement additional Parking Rules and Regulations as may be prudent.

C-1

EXHIBIT “D”

TENANT IMPROVEMENTS

Landlord, at Landlord’s sole cost, shall provide new, building-standard paint, carpet and window coverings.

D-1

EXHIBIT “D-1”

CONTRACTOR RULES AND REGULATIONS

Any and all improvements, alterations or additions performed by Tenant will be performed in accordance with this Exhibit D-1, and any modifications thereto by Landlord, notwithstanding any more permissive local building codes or ordinances.

1.	WORK APPROVAL

The general contractor (“Contractor”) and all subcontractors must be approved to conduct their trades in the jurisdiction in which the Building is located by any and all governmental entities with such authority. Tenant or Contractor must provide Landlord with names, addresses and phone numbers for all subcontractors prior to commencement of work by the subcontractor. Construction drawings must be approved by Landlord prior to the start of construction. All projects shall be reviewed for potential impact to reduction targets and environmental programs. An agent or representative of Contractor must be present on the site at all times when work is in process.

2.	INSURANCE

Prior to commencement of work, Contractor shall provide to Landlord a certificate of insurance in the form of an ACORD certificate with the approved limits of coverage and naming Landlord and the Building manager as additional insureds.

3.	PERMITS

Permits and licenses necessary for the onset of all work shall be secured and paid for by Contractor and posted as required by applicable law.

4.	INSPECTIONS

All inspections which must be performed by testing any or all of the life safety system, e.g., alarms, annunciator, voice activated, strobe lights, etc., must be performed prior to 7:00 a.m. or after 6:00 p.m., and the on-site engineer must be present. At least 48 hours notice must be provided to the Building manager and the on-site engineer advising that an inspection has been requested.

5.	ELEVATORS

The use of the freight elevator for deliveries and removals shall be scheduled in advance by Contractor with the Building engineer’s office for the transfer of all construction materials, tools, and trash to and from the construction floor. Passenger elevators shall not be used for these purposes. The elevator walls and floor shall be protected at all times during Contractor’s use. From time to time, Contractor may be required to share the freight elevator with the cleaning crew, other tenants, etc. Large transfers of materials, whether for deliveries or removals, must be done prior to 7:00 a.m. or after 6:00 p.m. No deliveries of any kind or nature shall be brought in through the front door of the Building at any time.

6.	NON-CONSTRUCTION AREAS

Contractor shall take all necessary precautions to protect all walls, carpets, floors, furniture, fixtures and equipment outside of the work area and shall repair or replace damaged property without cost to Landlord. Masonite must be placed as a walkway on the public corridors from the freight elevator to the construction site to protect the carpet and/or flooring. Common area carpet and flooring protection is to be used and removed daily and the carpet and flooring vacuumed or dust mopped, whichever is appropriate, on a daily basis.

7.	EROSION AND SEDIMENT CONTROL

Contractor agrees to provide a management plan prior to any exterior ground work being performed to prevent loss of soil during construction by stormwater runoff and/or wind erosion, including protecting topsoil by stockpiling for reuse, preventing sedimentation of storm sewer or receiving streams, and preventing polluting the air with dust and particulate matter. Contractor shall log building operations and maintenance activity to ensure that the plan has been followed.

8.	GREEN BUILDINGS

Contractor agrees to incorporate Sustainability Standards into the preparation of the Plans and Specifications, including, without limitation, those “Energy and Sustainability Construction Guidelines & Requirements,” attached hereto as Exhibit D-2, when such compliance will not cause a material increase in-Construction Costs.

9.	WATER AND ELECTRICITY

Sources of water and electricity will be furnished to Contractor without cost, in reasonable quantities for use in lighting, power tools, drinking water, water for testing, etc. “Reasonable quantities” will be determined on a case-by-case basis but are generally intended to mean quantities comparable to the water and electrical demand Tenant would use upon taking occupancy. Contractor shall make all connections, furnish any necessary extensions, and remove same upon completion of work.

D-1-1

10.	DEMOLITION AND DUSTY WORK

Demolition of an area in excess of 100 square feet must be performed before 7:00 a.m. or after 6:00 p.m. Contractor shall notify the Building engineer’s office at least one full business day prior to commencement of extremely dusty work (sheet rock cutting, sanding, extensive sweeping, etc.) so arrangements can be made for additional filtering capacity on the affected HVAC equipment. Failure to make such notification will result in Contractor incurring the costs to return the equipment to its proper condition. All lights must be covered during high dust construction due to a plenum return air system.

11.	CONSTRUCTION MANAGEMENT PLAN FOR INDOOR AIR QUALITY

Contractor agrees to develop and implement an Indoor Air Quality (IAQ) Management Plan for the construction and occupancy phases of the area being built out as follows:

☐ During construction, meet or exceed the recommended Design Approaches of the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) IAQ Guideline for Occupied Buildings Under Construction, 1995, Chapter 3.

☐ Protect stored on-site or installed absorptive materials from moisture damage.

☐ If air handlers must be used during construction, use filtration media with a Minimum Efficiency Reporting Value (MERV) of 8 at each return air grill, as determined by ASHRAE 52.2-1999.

☐ Replace all filtration media immediately prior to occupancy.

Make every reasonable effort to minimize the off-gassing of volatile organic compounds used in construction materials within the building. Efforts may include the use of no- and low-VOC products and materials, allowing products to off-gas before being brought into the building, and flushing out the space with outside air or air purifiers.

12.	WATER USE EFFICIENCY

Contractor agrees to comply with the following:

☐ Maintain maximum fixture water efficiency within the Building to reduce the burden on potable water supply and wastewater systems.

☐ Keep fire systems, domestic water systems, landscape irrigation systems as separate systems to be maintained and metered separately. Modifications to the water systems must maintain the integrity of these three systems.

☐ Submeter process water used directly by tenant and for the sole benefit of tenant.

☐ Irrigation lines are not to be connected to domestic supply lines.

13.	PURCHASING

If Landlord has a comprehensive sustainable purchasing policy as part of its Sustainability Initiative, Contractor agrees to provide information about all material purchases for facility improvements, additions and alterations. Landlord will supply a standard format for reporting purposes that will include, but not be limited to, data on cost, quantity purchased and product sustainability features. Contractor shall timely and fully report to Landlord all such information including product specification sheets on all materials used in connection with the job, as Landlord may require from time to time.

14.	REMOVAL OF WASTE MATERIALS

Any and all existing building materials removed and not reused in the construction shall be disposed of by Contractor as waste or unwanted materials, unless otherwise directed by the Building manager.

Contractor shall comply with all laws and Landlord’s waste and recycling practices. Contractor shall at all times keep areas outside the work area free from waste material, rubbish and debris and shall remove waste materials from the Building on a daily basis.

15.	CLEANUP

Upon construction completion, Contractor shall remove all debris and surplus material and thoroughly clean the work area and any common areas impacted by the work.

D-1-2

16.	HOUSEKEEPING PRACTICES

Contractor agrees to comply with Landlord’s cleaning and maintenance practices.

17.	MATERIAL SAFETY DATA SHEETS (MSDS)

Contractor agrees to provide the Building manager with at least 72 hours advance notice of all chemicals to be used on site through written notice and delivery of MSDS sheets.

18.	WORKING HOURS

Standard construction hours are 6:30 a.m. - 5:00 p.m. The Building engineer must be notified at least two full business days in advance of any work that may disrupt normal business operations, e.g., drilling or cutting of the concrete floor slab. The Building manager reserves the right to determine what construction work is considered inappropriate for normal business hours. Work performed after standard construction hours requires an on-site engineer, who shall be billed at the then overtime rate, payable by Contractor.

19.	WORKER CONDUCT

Contractor and subcontractors are to use care and consideration for others in the Building when using any public areas. No abusive language or actions on the part of the workers will be tolerated. It will be the responsibility of Contractor to enforce this regulation on a day-to-day basis. Contractor and subcontractors shall remain in the designated construction area so as not to unnecessarily interrupt other tenants. No sleeveless shirts are allowed. Long pants and proper work shoes are required. All workers must wear company identification.

20.	CONSTRUCTION INSPECTIONS

Contractor is to perform a thorough inspection of all common areas to which it requires access prior to construction to document existing Building conditions. Upon completion of work, if necessary, Contractor shall return these areas to the same condition in which they were originally viewed. Any damage caused by Contractor shall be corrected at its sole cost.

21.	SIGNAGE

Contractor or subcontractor signage may not be displayed in the Building common areas or on any of the window glass.

22.	POSTING OF RULES AND REGULATIONS

A copy of these rules and regulations must be posted on the job site in a manner allowing easy access by all workers. It is Contractor’s responsibility to instruct all workers, including subcontractors, to familiarize themselves with these rules and regulations.

23.	INSURANCE REQUIREMENTS

Contractor will provide and maintain at its own expense the following minimum insurance:

(a) Worker’s Compensation for statutory limits in compliance with applicable State and Federal laws.

(b) Comprehensive General Liability with limits not less than $5,000,000 combined single limit per occurrence for Bodily Injury and Property Damage.

(c) Automobile liability including owned, non-owned and hired automobiles with limits not less than:

Bodily Injury	$500,000 each person

$500,000 each accident

Property Damage	$500,000 each accident

24.	CERTIFICATE OF INSURANCE

NAMED INSUREDS:	, OWNER, ANY BUILDING MANAGER FOR OWNER, AND ANY MORTGAGEE AND/OR GROUND LESSOR OF THE BUILDING AND/OR THE LAND

D-1-3

Certificates of Insurance in the form of an ACORD 25-S certificate evidencing the required coverages and naming the additional insureds as stated MUST be furnished thirty (30) days prior to starting the contract work. Each certificate will contain a provision that no cancellation or material change in the policies will be effective except upon thirty (30) days prior written notice.

25.	EMERGENCY PROCEDURES

In case of emergency, Contractor shall call the police/fire department and/or medical services, followed immediately by a call to the Building manager.

26.	DELIVERIES

At no time will the Building staff accept deliveries on behalf of Contractor or any subcontractor.

27.	CHANGES

THESE CONTRACTOR RULES AND REGULATIONS ARE SUBJECT TO CHANGE AND ARE NOT LIMITED TO WHAT IS CONTAINED HEREIN. LANDLORD AND THE BUILDING MANAGER RESERVE THE RIGHT TO IMPLEMENT ADDITIONAL RULES AND REGULATIONS AS MAY BE PRUDENT BASED ON EACH INDIVIDUAL PROJECT.

D-1-4

EXHIBIT “D-2”

ENERGY AND SUSTAINABILITY

CONSTRUCTION GUIDELINES AND REQUIREMENTS

Any and all improvements, alterations or additions performed by Tenant and/or its employees, Contractors, subcontractors, consultants or agents will be performed in accordance with this Exhibit D-2, and any modifications thereto by Landlord, notwithstanding any more permissive local building codes or ordinances.

HVAC Equipment

•	Tenant-installed HVAC and refrigeration equipment and fire suppression systems shall not contain CFCs.

•	Ensure tenant-installed HVAC systems tie into the Building’s Building Automation System.

•	Avoid the installation of HVAC and refrigeration equipment containing HCFCs when reasonable.

Appliances & Equipment

Install only ENERGY STAR-certified appliances. Recommend the use of ENERGY STAR-certified office equipment, electronics and commercial food service equipment in all instances where such product is available.

Plumbing

Install only new plumbing fixtures that meet the following:

•	Lavatory faucets: [0.5] gallons per minute (GPM) tamper-proof aerators

•	Pantry/Kitchenette faucets: [1.5] GPM tamper-proof aerators

•	Water closets: [1.28] gallons per flush (GPF)

•	Urinals: [0.125] GPF

•	Showerheads: Meet the requirements of EPA WaterSense-labeled products

•	Commercial Pre-rinse Spray valves (for food service applications): [1.6] or less GPM

Lighting

•	Lighting loads shall not exceed ASHRAE/IES Standard 90.1- 2010. For example, the Maximum Lighting Power Density for office use is 0.9 watts per square foot.

•

At a minimum, install occupancy/vacancy sensors with manual override capability in all regularly occupied office spaces. Lighting controls shall be tested prior to occupancy to ensure that control elements are calibrated, adjusted and in proper working condition to achieve optimal energy efficiency.

•	Recommend installation of daylight-responsive controls in all regularly occupied office spaces within 15 feet of windows.

Data Center within the Premises

(i) Tenant may not operate a Data Center within the Premises without the express written consent of Landlord. The term “Data Center” shall have the meaning set forth in the U.S. Environmental Protection Agency’s ENERGY STAR® program and is a space specifically designed and equipped to meet the needs of high-density computing equipment, such as server racks, used for data storage and processing. The space will have dedicated, uninterruptible power supplies and cooling systems. Data Center functions may include traditional enterprise services, on-demand enterprise services, high-performance computing, internet facilities and/or hosting facilities. A Data Center does

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not include space within the Premises utilized as a “server closet” or for a computer training area. In conjunction with the completion and operation of the Data Center, Tenant shall furnish the following information to Landlord:

(1) Within ten (10) days of completion, Tenant shall report to Landlord the total gross floor area (in square feet) of the Data Center measured between the principal exterior surfaces of the enclosing fixed walls and including all supporting functions dedicated for use in the Data Center, such as any raised-floor computing space, server rack aisles, storage silos, control console areas, battery rooms, mechanical rooms for cooling equipment, administrative office areas, elevator shafts, stairways, break rooms and restroorns. If Tenant alters or modifies the area of the Data Center, Tenant shall furnish an updated report to Landlord on the square footage within ten (10) days following completion of the alterations or modifications.

(2) Within ten (10) days following the close of each month of operation of the Data Center, monthly IT Energy Readings at the output of the Uninterruptible Power Supply (UPS), measured in total kWh utilized for the preceding month (as opposed to instantaneous power readings), failing which in addition to same being an Event of Default, Tenant shall be obligated to pay to Landlord the Late Reporting Fee.

Building Materials

•	Architect and general contractor shall endeavor to specify low-VOC paints, coatings, primers, adhesives, sealants, sealant primers, coatings, stains, finishes and the like. Suggested VOC limits are at the end of this document.

•	Architect and general contractor shall endeavor to specify materials that meet the following criteria:

•	Harvested and processed or extracted and processed within a 500-mile radius of the project site.

•	Contain at least 10% post-consumer or 20% pre-consumer materials.

•	Contain material salvaged from offsite or on-site.

•	Contain rapidly renewable material.

•	Made of wood-based materials, excluding movable furniture, certified as harvested from sustainable sources, specifically Forest Stewardship Council (FSC)-certified wood.

•	Carpet meeting or exceeding the requirements of the CRI Green Label Plus Testing Program and recyclable where available.

•	Carpet cushion meeting or exceeding the requirements of the CR1 Green Label Testing Program.

•	Preferably, at least 25% of the hard surface flooring (not carpet) will be FloorScore-certified.

•	Composite wood or agrifiber products shall contain no added urea-formaldehyde resins.

Contractor Practices

•	General Contractor shall implement the Building’s Waste Management Plan to reuse, recycle and salvage building materials and waste during both demolition and construction phases.

•	General Contractor shall implement appropriate Indoor Air Quality Protocols for construction activity.

Resources

For actual regulations, rules and standards visit:

SCAQMD

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BAAQMD

Green Seal

SCAQMD VOC Limits—January 7, 2005

Architectural Coatings	VOC Limit [g/L less water]
Clear Wood Finishes - Varnish	350
Clear Wood Finishes - Lacquer	550
Waterproofing Sealers	250
Sanding Sealers	275
All Other Sealers	200
Shellacs - Clear	730
Shellacs - Pigmented	550
All Stains	250

Architectural Applications	VOC Limit [g/L less water]	Specialty Applications	VOC Limit [g/L less water]
Indoor Carpet Adhesives	50	PVC Welding	510
Carpet Pad Adhesives	50	CPVC Welding	490
Wood Flooring Adhesives	100	ABS Welding	325
Rubber Floor Adhesives	60	Plastic Cement Welding	250
Subfloor Adhesives	50	Adhesive Primer for Plastic	550
Ceramic Tile Adhesives	65	Contact Adhesive	80
VCT & Asphalt Adhesives	50	Special Purpose Contact Adhesive	250
Drywall & Panel Adhesives	50	Structural Wood Member Adhesive	140
Cover Base Adhesives	50	Sheet Applied Rubber Lining Operations	850
Multipurpose Construction Adhesives	70	Top & Trim Adhesive	250
Structural Glazing Adhesives	100
Single-Ply Roof Membrane Adhesives	250

Substrate Specific Applications	VOC Limit [g/L less water]	Sealants	VOC Limit [g/L less water]
Metal to Metal	30	Architectural	250
Plastic Foams	50	Nonmembrane Roof	300
Porous Material (except wood)	50	Roadway	250
Wood	30	Single-Ply Roof Membrane	450
Fiberglass	80	Other	420

Sealant Primers	VOC Limit [g/L less water]

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Architectural Non Porous	250
Architectural Porous	775
Other	750
Green Seal Standard VOC Limits—October 19, 2000

Paints		VOC Limit (g/L less water)
Flat		50
Non-flat		150
Anti-corrosive/anti-rust		250

Aerosol Adhesives		VOC Weight (g/L minus water)
General Purpose Mist Spray		65% VOCs by weight
General Purpose Mist Spray		55% VOCs by weight
Special Purpose Aerosol Adhesives (all types)		70% VOCs by weight
BAAQMD VOC Limits—August 2001

Architectural	VOC Limit [g/L less water]	Specialty Applications	VOC Limit [g/L less water]
Indoor Floor Covering Installation	150	Computer Diskette Jacket Manufacturing	850
Multipurpose Construction	200	ABS Welding	400
Nonmembrane Roof Installation/Repair	300	CPVC Welding	490
Outdoor Floor Covering Installation	250	PVC Welding	510
Single-Ply Roof Material Installation/Repair	250	Other Plastic Welding	500
Structural Glazing	100	Thin Metal Laminating	780
Ceramic Tile Installation	130	Tire Retread	100
Cove Base Installation	150	Rubber Vulcanization Bonding	850
Perimeter Bonded Sheet Vinyl Flooring	660	Waterproof Resorcinol Glue	170
		Immersible Product Manufacturing	650
		Top and Trim Installation	540

Adhesive Primers	VOC Limit [g/L less water]	Contact Bond Adhesives	VOC Limit [g/L less water]
Automotive Glass Primer	700	Contact Bond Adhesive	250
Pavement Marking Tape Primer	150	Contact Bond Adhesive - Special Substrates	400
Plastic Welding Primer	650

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Other	250

Adhesive Projects	VOC Limit [g/L less water]	Sealants	VOC Limit [g/L less water]
Metal	30	Architectural	250
Porous Materials	120	Marine Deck	760
Wood	120	Roadways	250
Pre-formed Rubber Products	250	Single-Ply Roof Material Installation/Repair	450
All Other Substrates	250	Nonmembrane Roof Installation/Repair	300
		Other	420

		Sealant Primers	VOC Limit [g/L less water]
		Architectural — Nonporous	250
		Architectural — Porous	775
		Other	750

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EXHIBIT “E”

CONFIRMATION OF COMMENCEMENT DATE

            , 20

Re:

Lease Agreement (the “Lease”) dated             , 20    , between 55 Cambridge Parkway, LLC, a Delaware limited liability company (“Landlord”), and                     , a                      (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is             , 20    .

3. Expiration Date. The Term is scheduled to expire on the last day of the                      full calendar month of the Term, which date is             , 20    .

4. Contact Person. Tenant’s contact person in the Premises is:

Attention:
Telephone:
Telecopy:

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Agreed and accepted:	Sincerely,

[TENANT’S SIGNATURE BLOCK],	55 CAMBRIDGE PARKWAY, LLC,
a	a Delaware limited liability company

By:	By:	Invesco ICRE Massachusetts REIT Holdings, LLC, Its sole member
Name:
Title:		By:
Name:
Title:

EXHIBIT A

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

EXHIBIT “F”

MOISTURE AND MOLD CONTROL INSTRUCTIONS

Because exercising proper ventilation and moisture control precautions will help maintain Tenant’s comfort and prevent mold growth in the Premises, Tenant agrees to adopt and implement the following guidelines, to avoid enveloping excessive moisture or mold growth:

1. Report any maintenance problems involving water, moist conditions, or mold to the Property Manager promptly and conduct its required activities in a manner that prevents unusual moisture conditions or mold growth.

2. Do not block or inhibit the flow of return or make up air into the HVAC system. Maintain the Premises at a consistent temperature and humidity level in accordance with the Property Manager’s instructions.

3. Regularly conduct janitorial activities, especially in bathrooms, kitchens, and janitorial spaces, to remove mildew and prevent or correct moist conditions.

4. Maintain water in all drain taps at all times.

Dated:	, 20

TENANT:

, a

By:
Name:
Title:

F-1

EXHIBIT “G”

LANDLORD’S SERVICES

I.	CLEANING

A.	Office Area

Daily: (Monday through Friday, inclusive. Legal Holidays excepted.)

	1.	Empty and clean all waste receptacles; wash receptacles as necessary.

	2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

	3.	Vacuum all rugs and carpeted areas.

	4.	Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

	5.	Wash clean all water fountains.

	6.	Remove and dust under all desk equipment and telephones and replace same.

	7.	Wipe clean all brass and other bright work.

	8.	Hand dust all grill work within normal reach.

Weekly:

	1.	Dust coat racks, and the like.

	2.	Remove all finger marks from private entrance doors, light switches and doorways.

Quarterly:

	1.	Clean and spray wax vinyl tile floors in tenant areas.

	2.	Render high dusting not reached in daily cleaning to include:

a. Dusting all pictures, frames, charts, graphs, and similar wall hangings.

b. Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

c. Dusting all pipes, ducts, and high moldings.

B.	Lavatories

Daily: (Monday through Friday, inclusive. Legal Holidays excepted.)

	1.	Sweep and damp mop floors.

	2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers and piping.

	3.	Wash all toilet seats.

	4.	Wash all basins, bowls and urinals.

	5.	Dust and clean all powder room fixtures.

	6.	Empty and clean paper towel and sanitary disposal receptacles.

	7.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be finished by Landlord.

	8.	A sanitizing solution will be used in all lavatory cleaning.

Monthly:

		1.	Machine scrub lavatory floors.

		2.	Wash all partitions and tile walls in lavatories.

C.	Main Lobby, Elevators, Building Exterior and Corridors

	Daily:	(Monday through Friday, inclusive, Legal Holidays excepted.)

		1.	Sweep and wash all floors.

		2.	Wash all rubber mats.

		3.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

		4.	Spot clean any metal work inside lobby.

		5.	Spot clean any metal work surrounding Building entrance doors.

Monthly: All resilient tile floors in public areas to be treated equivalent to spray buffing.

D.	Window Cleaning

Windows of exterior walls will be washed quarterly.

II.	HEATING, VENTILATING, AND AIR CONDITIONING

	1.	Heating, ventilating, and air conditioning as required to provide reasonably comfortable temperatures for normal business day occupancy (excepting holidays); Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m., subject to the provisions of Article 18 of the Lease.

	2.	Maintenance of any additional or special air conditioning equipment and the associated operating cost will be at Tenant’s expense.

III.	WATER

Hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

IV.	ELEVATORS

Elevators for the use of all tenants and the general for access to and from all floors of the Building. Programming of elevators (including, but not limited service elevators) shall be as Landlord from time to determines best for the Building as a whole.

V.	RELAMPING OF LIGHT FIXTURES

Tenant will reimburse Landlord for the cost of lamps, ballasts and starters and the cost of replacing same within the Premises.

VI.	CAFETERIA AND VENDING INSTALLATIONS

1.	Any space to be used primarily for lunchroom or cafeteria operation shall be Tenant’s responsibility to keep clean and sanitary, it being understood that Landlord’s approval of such use must be first obtained in writing.

2.	Vending machines or refreshment service installations by Tenant must be approved by Landlord in writing and shall be restricted in use to employees and business callers. All cleaning necessitated by such installations shall be at Tenant’s expense.

VII.	ELECTRICITY

	A.	Landlord, at Landlord’s expense, shall furnish electrical energy required for lighting, electrical facilities, equipment, machinery, fixtures, and appliances used in or for the benefit of the Premises in accordance with the provisions of the Lease of which this Exhibit is a part.

	B.	Electricity to the Premises shall be submetered or check metered to the Premises at no cost to Tenant. Tenant shall pay for all charges for electric consumption in the Premises as reasonably determined by Landlord, but without mark-up above actual cost, within ten (10) days of Landlord’s invoice therefor, from time to time, but not more often than monthly; provided that upon written notice from Landlord, Tenant shall pay an estimate of such charges, as reasonably determined by Landlord from time to time, monthly at the same time and in the same manner as payments of Base Rent, with appropriate payment (or credit against future electric charges) to be made annually based upon Landlord’s revised estimates for the prior year. If at any time electric charges for the Premises are payable to the utility therefor, because of the installation of submeters or check meters or otherwise, Tenant shall pay such charges before they become due. The foregoing shall not constitute Landlord’s consent to the installation of any such meters. Landlord shall have the exclusive right to designate the electric service provider to serve the Building.

Tenant covenants and agrees that its use of electric current (exclusive of HVAC and Tenant’s server room) shall not exceed 8.0 watts per square foot of rentable floor area and that its total connected lighting load will not exceed the maximum load from time to time permitted by applicable governmental regulations.